Exhibit 1.1

Execution Version

ASSET PURCHASE AGREEMENT

by and

among

CENTERPOINT ENERGY RESOURCES CORP.,

as Seller

and

DELTA UTILITIES NO. LA, LLC,

DELTA UTILITIES S. LA, LLC,

DELTA UTILITIES MS, LLC,

and

DELTA SHARED SERVICES CO., LLC,

as Buyers

Dated as of February 19, 2024

NO AGREEMENT, ORAL OR WRITTEN, REGARDING ANY OF THE MATTERS COVERED BY THIS DRAFT HAS BEEN ENTERED INTO AMONG THE PARTIES. THIS DOCUMENT WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN EXECUTED BY ALL PARTIES AND COMPLETE EXECUTED COPIES HAVE BEEN DELIVERED AND ALL SCHEDULES AND EXHIBITS ARE ATTACHED.

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

APPENDICES AND EXHIBITS

Appendix A	Adjustment Amount
Appendix B	Sample Calculation of Adjustment Amount
Appendix C	Accounting Principles
Exhibit A-1	Form of Assignment and Assumption Agreement
Exhibit A-2	Form of Labo Interests Assignment and Assumption Agreement
Exhibit B-1	Form of Assignment of Recorded Instruments (Louisiana)
Exhibit B-2	Form of Assignment of Recorded Instruments (Mississippi)
Exhibit C 1.1	Form of Quitclaim Deed (Louisiana)
Exhibit C 1.2	Form of Special Warranty Deed (Louisiana)
Exhibit C 2.1	Form of Quitclaim Deed (Mississippi)
Exhibit C 2.2	Form of Special Warranty Deed (Mississippi)
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Subcontract Agreement
Exhibit F	Form of Title Affidavit

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 19, 2024 (the “Effective Date”), by and among CenterPoint Energy Resources Corp., a Delaware corporation (“Seller”), Delta Utilities No. LA, LLC, a Delaware limited liability company (“North Louisiana Buyer”), Delta Utilities S. LA, LLC, a Delaware limited liability company (“South Louisiana Buyer”), Delta Utilities MS, LLC, a Delaware limited liability company (“Mississippi Buyer”), and Delta Shared Services Co., LLC, a Delaware limited liability company (“ServiceCo Buyer” and, together with North Louisiana Buyer, South Louisiana Buyer and Mississippi Buyer, “Buyers” and, each individually, a “Buyer”).

WHEREAS, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, all of Seller’s right, title and into in and to certain Purchased Assets as specified in this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller desires to transfer to Buyers, and Buyers desire to assume from Seller, certain Assumed Obligations as specified in this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, (a) as a material inducement to Seller’s willingness to enter into this Agreement and consummate the Transactions (as defined below), BCP Infrastructure Fund, LP, a Delaware limited partnership (“BCP Infrastructure Fund”), BCP Infrastructure Fund-A, LP, a Delaware limited partnership (“BCP Infrastructure Fund-A”), BCP Infrastructure Fund GP, LP, a Delaware limited partnership (“BCP Infrastructure Fund GP”), BCP Fund III, LP, a Delaware limited partnership (“BCP Fund III”), BCP Fund III-A, LP, a Delaware limited partnership (“BCP Fund III-A”), BCP Fund III GP, LP, a Delaware limited partnership (“BCP Fund III, GP”) and Delta Utilities Midco Holdings LLC (“Delta Utilities Midco”, and together with BCP Infrastructure Fund, BCP Infrastructure Fund-A, BCP Infrastructure Fund GP, BCP Fund III, BCP Fund III-A and BCP GP Fund III, the “Buyers’ Sponsors”) are entering into the Equity Commitment Letters (as defined below) with Buyers, (b) Buyers are furnishing to Seller the Debt Financing Commitment Letters (as defined below) and (c) Buyers’ Sponsors other than Delta Utilities Midco and Seller are entering into that certain limited guarantee with Seller (the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1:

“Accounting Principles” means the principles, policies, and procedures set out below:

(i) The accounting principles, practices, policies, judgements and methodologies set forth on Appendix C;

(ii) To the extent not inconsistent with GAAP, the accounting principles, practices, policies, judgments, and methodologies used in the preparation of the balance sheets of the Business as of September 30, 2023; and

(iii) GAAP as in effect on the Closing Date as consistently applied by the Business.

For the avoidance of doubt, in event of any conflict, clause (i) above shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Adjustment Amount” means the amount calculated in accordance with and set forth on Appendix A.

“Adjustment Dispute Notice” has the meaning set forth in Section 3.2(c).

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Affiliate Contract” means any Contract between any Seller or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, that relates exclusively to the Business.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 3.3.

“Alternative Financing” has the meaning set forth in Section 7.25(d).

“Ancillary Agreements” means the Confidentiality Agreement, each Assignment and Assumption Agreement, each Quitclaim Deed, each Special Warranty Deed, each Assignment of Easements, each Assignment of Leases, the Transition Services Agreement, the Subcontract Agreement, and each Title Affidavit, and each other agreement and instrument to be executed and delivered pursuant to this Agreement.

“Applicable Commission” means the Louisiana Public Service Commission or the Mississippi Public Service Commission, as applicable.

“Asset Taxes” means all ad valorem, real property Taxes, personal property Taxes, excise, sales, use, and similar Taxes based upon the acquisition, operation, or ownership of the Purchased Assets and the Business, but excluding, for the avoidance of doubt, Income Taxes and Transaction Taxes.

“Assignment and Assumption Agreement” means one or more assignment and assumption agreements, dated as of the Closing Date and substantially in the form set forth on Exhibit A-1.

“Assignments of Easements” means the assignments and assumptions of Seller’s right, title, and interest in the Purchased Easements to be executed and delivered by Seller at the Closing, in the forms of Exhibit B-1 and Exhibit B-2.

“Assumed Benefits Liabilities” means, collectively, all Liabilities related to (i) the Assumed PTO and (ii) Seller’s Cafeteria Plan, to the extent set forth in Schedule 7.13(f).

“Assumed Employee Liabilities” means, except as otherwise expressly provided in Section 7.12 or Section 7.13, all Assumed Benefits Liabilities and all employment, labor, severance, WARN Act, wage withholding Taxes, employer payroll, social security, and similar Taxes, and any other employment -related Liabilities, commitments, and claims relating to each Transferred Employee arising at any time, to the extent relating to the Business, other than with respect to any Benefit Plan (other than the Assumed Benefits Liabilities).

“Assumed Obligations” has the meaning set forth in Section 2.3.

“Assumed PTO” has the meaning set forth in Schedule 7.13(h).

“Balance Sheets” has the meaning set forth in Section 5.4.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Benefit Plan” has the meaning set forth in Section 5.19(a).

“Billed Revenues” has the meaning set forth in Section 3.5.

“Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions in connection with any Required Regulatory Approval (except with respect to the approval listed in clause (i) of the definition of Required Regulatory Approvals) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of Buyer and its Affiliates taken as a whole, after giving effect to the transactions contemplated by this Agreement.

“Business” means the North Louisiana Business, the South Louisiana Business and the Mississippi Business.

“Business Confidential Information” means confidential information, proprietary information and trade secrets used or held for use exclusively in connection with the Business, excluding any such information that relates to current or former Business Employees or other current or former employees of Seller and its Affiliates.

“Business Day” means any day other than Saturday, Sunday, or any day on which banks in Houston, Texas or Baton Rouge, Louisiana, are authorized by Law to close.

“Business Employee” means those employees of Seller or an Affiliate set forth on Schedule 7.12(a), as updated in accordance with Schedule 7.12(a); provided, however, that an employee set forth on Schedule 7.12(a) who is marked with an asterisk (*) shall be a Business Employee only if such employee does not agree, within 25 Business Days prior to the Closing, to continue employment with Seller or an Affiliate pursuant to the terms and conditions established by Seller or its Affiliate in its sole discretion.

“Business Intellectual Property” means all Intellectual Property (other than Trademarks) owned by Seller or its Affiliates that is Exclusively Related to the Business.

“Buyer” and “Buyers” have the meanings set forth in the Preamble.

“Buyers Indemnified Parties” has the meaning set forth in Section 7.18(a).

“Buyers’ Knowledge,” or words to similar effect, means the actual knowledge, without any duty of inquiry, of the Persons set forth on Schedule 1.1-A.

“Buyers’ Sponsors” has the meaning set forth in the Recitals.

“Cash and Cash Equivalents” means all cash, certificates of deposit, commercial paper, treasury bills and notes, marketable securities, and other cash equivalents of the Business.

“CEIP” means CenterPoint Energy Intrastate Pipelines, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Seller.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment Amount” has the meaning set forth in Section 3.2(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under Sections 601 through 608 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreements” has the meaning set forth in Section 5.10(a)(iii).

“Compliant” means, with respect to the Required Information, that such Required Information does not, taken as a whole, contain any untrue statement of material fact regarding the Business, or, taken as a whole, omit to state any material fact regarding the Business necessary to make such Required Information not materially misleading under the circumstances and in the form under which such Required Information has been provided to Buyers.

“Confidentiality Agreement” means that certain letter agreement regarding confidentiality by and between CenterPoint Energy, Inc. and Bernhard Capital Partners Management, LP.

“Contract” means any legally binding and written contract or agreement, but excluding: (i) non-binding supplements or addenda (including those created by Seller for its internal business purposes or for SAP system contracts) and (ii) any Order, Lease, assignment, Franchise, Easement, Permit or instrument creating or evidencing an interest in any real property related to or used in connection with the operations of any Purchased Asset.

“COVID-19 Measures” means any reasonable actions taken or not taken to respond to any impact or probable impact on the Business due to the COVID-19 Pandemic or measures taken to comply with Laws, Orders, recommendations, guidelines, and directives issued by any applicable Governmental Entity or industry group relating to the COVID-19 Pandemic, including, but not limited to, the Coronavirus Aid, Relief and Economic Security Act (CARES Act), in each case, including reasonable changes in relationship with employees, customers, and suppliers.

“COVID-19 Pandemic” means the epidemic, pandemic, or disease outbreak associated with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) or related or associated epidemics, pandemic, or disease outbreaks.

“Credit Support” means, collectively, all obligations and liabilities relating to, arising out of or in connection with any guaranties, letters of credit, comfort letters, surety bonds, support agreements and other credit support of a comparable nature provided by Seller or any Affiliate thereof or any other Person in connection with the Business.

“Customary Post-Closing Consents” means consents and approvals from Governmental Entities or other Third Parties for the assignment of the Purchased Assets to Buyers that are customarily obtained after the assignment of properties similar to the Purchased Assets at or after the Closing, including, for the avoidance of doubt, the consents and approvals listed on Schedule 1.1-B, crossing agreements (including railroad, highway, and pipeline crossings and rights of way), easements on property owned by Governmental Entities, and Environmental Permits.

“Customer” means any past, present or future customer of the Business, including any industrial, commercial, governmental or residential customer of the Business.

“Debt Financing” has the meaning set forth in Section 6.4(c).

“Debt Financing Agreements” has the meaning set forth in Section 7.25(a).

“Debt Financing Commitment Letters” has the meaning set forth in Section 6.4(c).

“Debt Financing Source Provisions” means Section 10.5 and Section 10.18.

“Documents” means books of account, ledgers, general, financial and accounting records, files, invoices, customer and supplier lists, other distribution lists, Asset Tax records, Tax records of Labo, and customer billing and credit records, in each case, related exclusively to the Purchased Assets, the Assumed Obligations, or the Business, that Seller has retained in accordance with its standard document retention policies and that, to Seller’s Knowledge, are in the possession and control of Seller or its Affiliates as of the Closing Date, for the avoidance of doubt, solely in the form in which they exist as of the Closing Date; provided, that the term “Documents” excludes: (i) any of the foregoing materials to the extent related to the Excluded Assets or Excluded Liabilities; (ii) any of the foregoing materials that Seller was permitted to destroy in accordance with its standard document retention policies; (iii) information that Seller determines with advice of counsel, which may be internal counsel, if provided to Buyers, would violate any applicable Law or Order; (iv) any valuations of or related to the sale of the Business, the Purchased Assets, or the Assumed Obligations; (v) any human resources records; (vi) any of the foregoing materials to the extent related to any Benefit Plans; or (vii) any of the foregoing materials to the extent subject to the attorney client privilege, attorney work product privilege, or other applicable legal privilege of Seller or any of its Affiliates or Representatives.

“Easements” means all servitudes, easements, crossing agreements (including railroad, highway, and pipeline crossings and rights-of-way), rights-of-way, leases for rights-of-way, and similar use and access rights related to, or used by or in connection with, real property included in the Purchased Assets or the Business (but excluding, for the avoidance of doubt, Permits and Franchises).

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in Section 4.1.

“Encumbrance” means any mortgage, security interest, pledge, lien, hypothecation, encroachment, easement or similar obligations.

“Entergy PSAs” means that certain (a) Purchase and Sale Agreement, dated as of October 28, 2023, by and between Entergy Louisiana, LLC, a Delaware limited liability company, and Delta States Utilities LA, LLC, a Delaware limited liability company, and (b) Purchase and Sale Agreement, dated as of October 28, 2023, by and between Entergy New Orleans, LLC, a Delaware limited liability company, and Delta States Utilities NO, LLC, a Delaware limited liability company.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface or subsurface waters, groundwater, drinking water supply, sediments, ambient air, plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims arising pursuant to any Environmental Laws or Environmental Permits, or arising from the presence, Release or threatened Release into the Environment of any Hazardous Materials, including any and all Claims for enforcement, cleanup, remediation, removal, response, or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means all Laws relating to the protection of human health or safety (as it relates to the handling of, or exposure to, Hazardous Materials), pollution or the Environment, including Laws relating to the exposure to, or Release, threatened Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, import, registration, labeling, use, treatment, storage, transport, disposal, or handling of Hazardous Materials.

“Environmental Permits” means all Permits issued under or with respect to applicable Environmental Laws.

“Equity Commitment Letters” means collectively, the equity commitment letters, dated as of the date hereof, executed by Buyers’ Sponsors and delivered by Buyers to Seller, pursuant to which Buyers’ Sponsors have agreed to provide Equity Financing to Buyers in connection with the transaction contemplated hereunder.

“Equity Financing” has the meaning set forth in Section 6.4(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Purchase Price” has the meaning set forth in Section 3.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exclusively Related to the Business” means exclusively related to, arising from, used in or held for use in the Business or the Purchased Assets; provided that any de minimis usage of an asset for purposes unrelated to the Business shall not, in and of itself, result in an asset (or any related Liability) being deemed not Exclusively Related to the Business.

“Fee Letters” has the meaning set forth in Section 6.4(c).

“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.

“Final Allocation” has the meaning set forth in Section 3.3.

“Final Purchase Price” has the meaning set forth in Section 3.2(e).

“Financing Commitment Letters” has the meaning set forth in Section 6.4(c).

“Financing Commitments” has the meaning set forth in Section 6.4(c).

“Financing Sources” shall mean the agents, arrangers, lenders and other entities (other than Buyers or any of their Affiliates) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or the Alternative Financing (other than the Equity Commitment Letters) in connection with the Transactions, including the parties to any joinder agreements, indentures, note purchase agreements or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns. For the avoidance of doubt, “Financing Source” shall include the “Commitment Parties” and “Lead Arrangers” under and as defined in the Debt Financing Commitment Letters.

“Franchise” means each franchise, agreement, ordinance, statutory right, or other grant by a municipality, town, county, parish, or other local Governmental Entity or state Governmental Entity Primarily Relating to the Business that provides the Business the right to operate a natural gas utility system in such jurisdiction.

“Fraud” means a knowing misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representations or warranty by the Party in Article V or Article VI of this Agreement (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement, and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory); provided, that Fraud shall only be deemed to exist with respect to Seller if any of the individuals listed on Schedule 1.1-D of the Seller Disclosure Schedules had actual conscious awareness (as opposed to imputed, implied, or constructive knowledge, and without any duty or obligation of inquiry) of such misrepresentation of a material fact or concealment of a material fact.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Gas Inventory” has the meaning set forth in Section 2.1(c).

“Governing Documents” of a Party means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Party.

“Governmental Entity” means the United States of America and any other federal, state, county, parish, city, municipal, local or foreign government or political subdivision or regulatory authority, department, agency, commission, body, court, tribunal, legislature, executive, or other governmental entity.

“GSA Contract” means that certain Contract Number 47PA0723D0019, dated as of July 25, 2023, by and between Seller and the United States of America acting through the Administrator of General Services pursuant to the authority contained in 40 U.S.C. § 501(b)(1) for the provision of natural gas service, energy management service and/or services provided under the appropriate regulatory authority.

“Hard Consent” means any consent to assignment with respect to which the failure to obtain such consent would (i) cause the assignment to Buyers of the Purchased Assets (or portion thereof affected thereby) to be void or voidable, (ii) cause the termination of, or material breach or default under, the instrument subject to the consent under the express terms thereof or (iii) permit the holder of the consent the right to terminate such instrument; provided, however, that a “Hard Consent” will not include any consent that, by its terms, cannot be unreasonably withheld.

“Hazardous Material” means any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under, or for which Liability or standards of conduct may be imposed pursuant to, any applicable Environmental Laws, including any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), per- and polyfluoroalkyl substances, oil and gas exploration or production waste, polychlorinated biphenyls, asbestos containing materials, mercury, and lead based paints.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Franchises” has the meaning set forth in Section 2.1(r).

“Income Statements” has the meaning set forth in Section 5.4.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, sales, use, real or personal property transfer, and other similar Taxes); (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business, or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above; or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.

“Indebtedness” means, with respect to a Person, and without duplication, all obligations of such Person (i) for indebtedness for borrowed money; (ii) evidenced by notes, bonds (including performance bonds and surety bonds), debentures or similar instruments; (iii) for deferred or unpaid purchase or acquisition price of property or services (including “earn-outs,” “seller-notes” and any post-closing true-up obligations with respect to the acquisition of any business, assets or securities), other than trade accounts payable arising, and accrued expenses incurred, in the Ordinary Course of Business; (iv) the guaranty or other assumption of liability for, or grant of an Encumbrance or provision of collateral to secure, the obligations of any other Person; (v) finance lease obligations; (vi) all reimbursement and other obligations (contingent or otherwise) in respect of letters of credit or similar instruments; (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements; and (viii) for all interest, whether accrued for or not, prepayment premiums or penalties or breakage fees related to any of the foregoing. The term “Indebtedness” shall exclude any amounts included in the calculation of the Net Working Capital Adjustment, Regulatory Assets and Liabilities Adjustment, Asset Tax Adjustment or Transaction Expenses (each as defined in Appendix A).

“Indemnified Parties” has the meaning set forth in Section 7.18(b).

“Independent Accounting Firm” means KPMG LLP, but if such firm refuses or is otherwise unable to accept the appointment, then any other independent accounting firm of national reputation mutually appointed by Seller and Buyers; provided, however, that if the Parties are unable to so agree, each shall select an accounting firm of national reputation, and such accounting firms shall mutually agree upon and appoint a third independent accounting firm of national reputation, which shall be the Independent Accounting Firm.

“Inside Date” means January 1, 2025.

“Insurance Policy” means one or more representation and warranty insurance policies obtained by or on behalf of Buyers insuring certain representations and warranties of Seller set forth in this Agreement.

“Intellectual Property” means all intellectual property rights, including, but not limited to, (i) patents, and patent applications, (ii) Trademarks and domain-name registrations; (iii) copyrights (including in software) and registrations thereof; and (iv) trade secrets and other intellectual property rights in confidential and proprietary information and know-how.

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interests in such Person.

“Interim Period” has the meaning set forth in Section 7.1(a).

“Inventory” has the meaning set forth in Section 2.1(d).

“IT Assets” has the meaning set forth in Section 2.1(e).

“Knowledge” means, with respect to Seller, Seller’s Knowledge, and with respect to Buyers, Buyers’ Knowledge, as the context may require.

“L&W” has the meaning set forth in Section 10.17.

“Labo” means Labo Land Holdings, LLC, a Delaware limited liability company and wholly owned Subsidiary of Seller.

“Labo Interests” means one hundred percent (100%) of the issued and outstanding Interests of Labo.

“Labo Interests Assignment and Assumption Agreement” means an assignment and assumption agreement, dated as of the Closing Date and substantially in the form set forth on Exhibit A-2.

“Large Volume Meters” has the meaning set forth in Section 3.5.

“Law” means any and all applicable federal, state, provincial, municipal, local or similar United States or foreign laws, statutes, constitutions, rules, regulations, judgments, decrees, ordinances, Orders and rulings of any Governmental Entity (including without limitation applicable common law).

“Leased Real Property” means the real property in the Territories used in the Business in which Seller holds as an active leasehold interest under a Lease.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” means all liabilities, risks, commitments, and obligations of whatever kind and nature, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, whether or not accrued.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Listed Consent” has the meaning set forth in Section 7.19(a).

“Located Within” means, with respect to any tangible asset or Liability, such asset or Liability is physically within the subject geographical region.

“Losses” means all losses, Liabilities, costs, expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ fees, reasonable disbursements, interest, penalties and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened or any Claim or Order in connection therewith), settlement payments, awards, judgments, fines, penalties, damages, deficiencies, interest, Taxes, or other charges of any kind.

“Louisiana Business” means the North Louisiana Business and the South Louisiana Business.

“LPSC” means the Louisiana Public Service Commission or any successor thereto.

“Material Adverse Effect” means (a) with respect to the Business, any effect, change, event, condition or development (each, an “Effect”) that, individually or in the aggregate with any other Effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business, taken as a whole, but shall not include an Effect that results from or arises out of: (i) the announcement or pendency of this Agreement and the Transactions, or the performance of this Agreement or any Ancillary Agreement and the Transactions, including any adverse change in customer, supplier, governmental, landlord, employee, or similar relationships resulting therefrom or with respect thereto; (ii) factors generally affecting the international, national, or regional economy, financial markets, capital markets, including changes in interest rates and currency exchange rates, or commodities markets; (iii) any change in regulatory or political conditions; (iv) any issuance of or change in Law or Order (other than a Law adopted or an Order issued specifically with respect to the Business, the Purchased Assets, Assumed Obligations or the Transactions); (v) any change in GAAP or in the generally applicable principles used in the preparation of the financial statements as required by any Applicable Commission; (vi) any changes or developments in national, regional, state, or local wholesale or retail markets for natural gas or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor; (vii) any changes or developments in national, regional, state, or local natural gas transmission or distribution systems; (viii) any changes or developments in national, regional, state, or local wholesale or retail natural gas prices; (ix) acts expressly permitted (or omissions of any action required) by this Agreement or any Ancillary Agreement, or consented to or requested by Buyers; (x) any changes in global or national political conditions, including the outbreak or escalation of hostilities or acts of war (whether or not declared, and including the war in Ukraine and conflict in the Middle East (including involving Israel)), military conflict, sabotage, or acts of terrorism; (xi) any natural disaster, changes in weather or climate, or acts of God or any escalation or worsening thereof; (xii) any actions taken or omitted to be taken by or at the written request or with the prior written consent of Buyers, or as expressly permitted or prescribed under this Agreement; (xiii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (xiv) any epidemic, pandemic of, or disease outbreak (including the COVID-19 Pandemic); (xv) any failure of the Business to meet any projections, business plans, or forecasts, including forecasted natural gas demand (provided, that this clause (xv) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans, or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); and (xvi) seasonal fluctuations; provided, however, that the items set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), and (xiv) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such items have a substantially disproportionate effect on the Business relative to other natural gas utility businesses operating in the southern region of the United States; and (b) with respect to Seller, any event, occurrence, or circumstance that would reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of its obligations under, or the consummation of the Transactions.

“Material Contract” has the meaning set forth in Section 5.10(a).

“Material Gas Contract” has the meaning set forth in Section 7.9(c).

“Mississippi Business” means the natural gas utility business serving customers in Mississippi, as currently conducted by Seller with certain support services from Seller’s Affiliates, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations.

“Mississippi Buyer” has the meaning set forth in the Preamble.

“MPSC” means the Mississippi Public Service Commission.

“Multiemployer Plan” has the meaning set forth in Section 5.19(c)(iii).

“New GSA Contract” has the meaning set forth in Section 7.24(a).

“Nonassignable Asset” has the meaning set forth in Section 7.19(b)(i).

“North Louisiana Business” means the natural gas utility business serving customers in the Parishes of Bienville, Bossier, Caddo, Claiborne, De Soto, Franklin, Lincoln, Ouachita, Richland, Union, Webster and West Caroll, Louisiana, as currently conducted by Seller with certain support services from Seller’s Affiliates, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations.

“North Louisiana Buyer” has the meaning set forth in the Preamble.

“Order” means any order, decision, judgment, writ, injunction, decree, directive, or award of a court, administrative judge or other Governmental Entity acting in an adjudicative, administrative, or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business of the Business consistent with past practices in all material respects, including the COVID-19 Measures and any other action taken, or omitted to be taken, in response to the COVID-19 Pandemic.

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Party” means a Buyer or Seller, as indicated by the context, and “Parties” means Buyers and Seller.

“Permits” means all permits, certifications, licenses, registrations, exemptions, approvals, consents, waivers, or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders. For the avoidance of doubt, “Permits” excludes Franchises and Real Property.

“Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 1.1-C; (ii) Encumbrances securing or created by or in respect of any of the Assumed Obligations; (iii) liens for Taxes, assessments, or other governmental charges, in each case not yet delinquent or the validity or amount of which is being contested in good faith by (if then appropriate) appropriate actions and for which adequate reserves have been established on the Balance Sheets in accordance with GAAP; (iv) construction, mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the Ordinary Course of Business, or pledges, deposits, or other liens securing the performance of bids, trade Contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation), in each case, not yet delinquent or the validity or amount of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established on the Balance Sheets in accordance with GAAP; (v) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities; (vi) all rights of any Person, that are not individually or in the aggregate, material to the Business, in each case not yet delinquent, under condemnation, eminent domain, or other similar proceedings which are pending prior to the Closing Date; (vii) all Encumbrances arising under approvals related to the Business or Purchased Assets which have been issued by any Governmental Entities; (viii) with respect to Real Property, any encroachments that would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto; (ix) with respect to Leased Real Property: (a) Encumbrances existing under or as a result of any Leases of Real Property set forth in the applicable lease (or ancillary documents) or otherwise identified in the Seller Disclosure Schedules or (b) the interests and rights of the respective lessors with respect thereto and all Encumbrances to which such lessors’ interests and rights in such Leased Real Property are subject; (x) Encumbrances created by or through Buyers as of the Closing; (xi) covenants, conditions, restrictions, servitudes, easements, rights-of-way, declarations, reservations, defects, or irregularities (including gaps) in the chain of title and encroachments (and other such Encumbrances affecting title to real property that are of public record) which do not materially impair the continued use or occupancy of the Real Property in the conduct of the Business as currently conducted; (xii) matters which would be disclosed by a current, accurate survey or inspection of any land, buildings, improvements, and fixtures erected thereon and all appurtenances related thereto, or that are otherwise disclosed in any real property files that have been made available to Buyers; (xiii) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business; (xiv) statutory or contractual liens of lessors or liens on the lessor’s or prior lessor’s interest; (xv) options, preferential rights to purchase, consents to assignment, and other similar restrictions and any required notices to, or filings with, Governmental Entities in connection with the consummation of the Transactions; (xvi) any Encumbrance that is discharged by Seller at or prior to Closing, (xvii) all defects and irregularities resulting from the failure to record any instrument relating to the Real Property covering federal, tribal, or state lands in the records of any county; and (xviii) such other Encumbrances that do not, individually or in the aggregate, materially interfere with Buyers’ operation of the Business or use of any of the Purchased Assets in the manner currently used.

“Permitted Equity Encumbrances” means any Encumbrances (a) as may be created by this Agreement and (b) that result in any restrictions on sales of securities under applicable securities Laws.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, joint stock company, trust, estate, unincorporated organization, Governmental Entity, or other similar entity or association.

“Post-Closing Adjustment Statement” has the meaning set forth in Section 3.2(b).

“Post-Closing Tax Period” means any Tax period beginning on or after (and the portion of any Straddle Period beginning on) the Closing Date.

“Pre-Closing Insurance” has the meaning set forth in Section 7.14(a).

“Pre-Closing Tax Period” means any Tax period (and the portion of any Straddle Period) that ends prior to the Closing Date.

“Pre-Effective Time Tax Contest” has the meaning set forth in Section 7.11(d).

“Preferential Purchase Rights” has the meaning set forth in Section 7.20(a).

“Primarily Related to the Business” means primarily related to, arising from, used in or held for use in the Business or the Purchased Assets.

“Proposed Allocation” has the meaning set forth in Section 3.3.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Documents” has the meaning set forth in Section 2.1(l).

“Purchased Easements” has the meaning set forth in Section 2.1(a).

“Quitclaim Deed” means the quitclaim deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit C-1.1, with respect to the Owned Real Property located in Louisiana, and substantially in the form set forth on Exhibit C-2.2, with respect to the Owned Real Property located in Mississippi.

“Real Property” has the meaning set forth in Section 2.1(a).

“Regulatory Order” means an Order issued by an Applicable Commission, the Louisiana Department of Natural Resources, or FERC that affects or governs the rates, services, or other utility operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials on, into or through the Environment.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, agents, accountants, consultants, attorneys, advisors, bankers, and other representatives of such Person.

“Required Information” means (a) the Balance Sheets, (b) the unaudited balance sheet of the Business as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2023) ended at least sixty (60) days prior to the Closing Date for the Business and (c) customary authorization letters to the Financing Sources (including customary representations with respect to accuracy of information) for inclusion in any marketing information materials contemplated by the Debt Commitment Letters or otherwise reasonably requested by the Buyer or its financing sources in connection with the syndication or other marketing of the Debt Financing that authorize the distribution of information provided under clauses (a) and (b) above to bona fide prospective lenders and other bona fide financing sources; provided that such authorization letters provide that (x) the Seller and its affiliates shall not have any liability of any kind or nature resulting from the use of information contained in such marketing information materials or otherwise in all activity undertaken in connection with the syndication or other marketing of the Debt Financing and (y) the recipient of such authorization letters agrees that it shall be entitled to rely only on the representations and warranties contained in the Debt Commitment Letters and the Debt Financing Agreements; provided, further, that for the avoidance of doubt, Seller’s obligation to provide any such “Required Information” shall be subject to Section 7.26.

“Required Regulatory Approvals” means: (i) the filings by Seller and Buyers required by the HSR Act and the expiration or earlier termination of all waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions; (ii) approval or non-opposition by the LPSC pursuant to LPSC General Order dated March 18, 1994, and the LPSC General Order dated November 13, 1996, as adopted pursuant to its constitutional authority set forth at La. Const. Art. 4, Section 21(B) of the Louisiana Constitution of 1974, to transfer to Buyers the Purchased Assets that are subject to the jurisdiction of the LPSC; (iii) approval by the MPSC, pursuant to Miss. Code Ann. §77-3-23 and RP8 of the Public Utilities Rules of Practice and Procedure of the MPSC and Public Utilities Staff, and any applicable rules, regulations, and Orders thereunder, to transfer to the Mississippi Buyer the Purchased Assets that are subject to the jurisdiction of the MPSC; and (iv) the approvals by FERC identified in Section 7.10(a)(ii)(A) and Section 7.10(a)(ii)(B) applicable to the Transactions; provided that, for the avoidance of doubt, Required Regulatory Approvals shall not include any approvals related to the transfer of the Louisiana business of CEIP to Buyers.

“Retained Agreements” has the meaning set forth in Section 2.2(f).

“Reverse Termination Fee” has the meaning set forth in Section 9.3(b).

“Sanctions” has the meaning set forth in Section 5.15(c).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedules” means, collectively, all Schedules to be provided by Seller pursuant to this Agreement.

“Seller Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability) and Section 5.23 (Brokers and Finders).

“Seller Indemnified Parties” has the meaning set forth in Section 7.18(b).

“Seller Marks” means all names and Trademarks, owned, used, or held for use, by Seller or its Affiliates, including all names and Trademarks that include or comprise the term “CenterPoint”, “EnTex”, “NorAm”, or “Arkla”, alone or in combination with other words or elements, any derivations, adaptations, translations, or abbreviations thereof, and all Trademarks confusingly similar thereto or dilutive thereof.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge, without any duty of inquiry, of the Persons set forth on Schedule 1.1-D.

“ServiceCo Buyer” has the meaning set forth in the Preamble.

“Shared Contract” means any Contract between Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, that relates, on one hand, to the Business, and, on the other hand, to: (i) any business other than the Business conducted by Seller or any of its Affiliates; (ii) any Excluded Asset; or (iii) any Excluded Liability.

“Shared Services Business” means the support services related to the Business, as currently conducted by Seller with certain support services from Seller’s Affiliates, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations.

“Single Employer Plan” has the meaning set forth in Section 5.19(c)(iii).

“South Louisiana Business” means the natural gas utility business serving customers in the Parishes of Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Cameron, Calcasieu, Evangeline, Iberville, Iberia, Jefferson Davis, Lafayette, Rapides, Vermilion, Saint James, Saint Landry, Saint Mary, Saint Martin, Saint Tammany, Tangipahoa, Vernon and Washington, Louisiana, as currently conducted by Seller with certain support services from Seller’s Affiliates, including ownership and operation of the Purchased Assets and performance of the Assumed Obligations.

“South Louisiana Buyer” has the meaning set forth in the Preamble.

“Special Warranty Deed” means the special warranty deed or deeds to be executed and delivered by Seller at the Closing, substantially in the form set forth on Exhibit C-1.2, with respect to the Owned Real Property located in Louisiana, and substantially in the form set forth on Exhibit C-2.2, with respect to the Owned Real Property located in Mississippi.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subcontract Agreement” means a subcontract agreement dated as of the Closing Date in the form set forth on Exhibit E.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Tax” and “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, or local taxing authority, including income, excise, property, sales, use, transfer, franchise, license, payroll or other employment related taxes, withholding, social security, registration, gross receipts, value added, ad valorem, estimated, or other taxes, including any interest, penalties, or additions attributable thereto.

“Tax Contest” has the meaning set forth in Section 7.11(d).

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes, including amendments thereto.

“Termination Date” has the meaning set forth in Section 9.2(b).

“Territories” means the service territories in the state of Louisiana and the state of Mississippi.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 7.23(a).

“Third Party Claim Notice” has the meaning set forth in Section 7.23(a).

“Trademarks” means trademarks, service marks, trade dress, and all other indicia of source or origin, and all registrations and applications for registration of the foregoing.

“Transaction Taxes” has the meaning set forth in Section 7.11(a).

“Transactions” means the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transferable Permits” has the meaning set forth in Section 2.1(k).

“Transferred Contracts” has the meaning set forth in Section 2.1(j).

“Transferred Employee Records” means the following records relating to Transferred Employees and such other records reasonably requested by Buyers and reasonably necessary for Buyers to comply with the covenants in Section 7.13: (i) skill and development training records, (ii) years of service with Seller or an Affiliate of Seller, (iii) current salary information, and (iv) relevant Occupational, Safety and Health Administration reports; provided that such records will not be deemed to include (a) any record which Seller is restricted by applicable Law from providing to Buyers, (b) any personnel and medical records or (c) any records or data related to any Benefit Plan participation by a Transferred Employee other than to the extent reasonably requested by Buyers and necessary for Buyers to comply with covenants in Section 7.13.

“Transition Plan” has the meaning set forth in Section 7.9(a).

“Transition Services Agreement” means the Transition Services Agreement in the form set forth on Exhibit D.

“Unbilled Revenues” has the meaning set forth in Section 3.5.

“Vehicles” has the meaning set forth in Section 2.1(f).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 1.2 Terms Generally.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof,” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Seller Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”).

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules, and the Seller Disclosure Schedules shall be deemed references to Articles, Sections, and Exhibits of, and Schedules and the Seller Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented, or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities.

(i) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(k) All monetary figures shall be in United States dollars unless otherwise specified.

(l) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All accounting terms used herein and not expressly defined herein shall have the meanings given to them in Appendix A.

(n) The phrases “delivered,” “provided to,” “made available,” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean that such information, document, or material was made available for review by Buyers or any of their Affiliates or Representatives in the virtual data room set up by Seller in connection with this Agreement at least one Business Day prior to the date of this Agreement.

(o) The term “real property” shall mean “immovable property” when referring to Purchased Assets located in Louisiana.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchased Assets.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, and for the consideration specified in Section 3.1, at the Closing, Seller shall sell, assign, convey, transfer, and deliver (or cause to be sold, assigned, conveyed, transferred, and delivered) to each Buyer, and each Buyer shall purchase, acquire and receive from Seller (or an Affiliate of Seller, as the case may be), free and clear of all Encumbrances (except for Permitted Encumbrances in the case of the Purchased Assets, other than the Labo Interests, which shall be free and clear of all Encumbrances except for Permitted Equity Encumbrances), all of Seller’s or Seller’s Affiliates’ right, title, and interest in, to, and under all of the assets, interests, properties, rights, licenses and contracts described below, as the same exists at the Effective Time (and, as permitted or contemplated by this Agreement, with such additions and deletions as shall occur from the date hereof through the Effective Time), but, in each case, other than the Excluded Assets (collectively, the “Purchased Assets”):

(a) all real property and real property interests Located Within the Territories that are owned, used, or leased by Seller or its Affiliates and Primarily Related to the Business, including: (i) the real property and real property interests under the conveyance instruments generally described on Schedule 2.1(a)(i), together with any mineral interests owned by Seller or its Affiliates with respect to such real property, and all buildings, structures, pipelines, appurtenances, other constructions, other improvements, component parts, and fixtures located thereon that are owned by the Seller or its Affiliates (“Owned Real Property”); (ii) the leasehold interests under the leases generally described on Schedule 2.1(a)(ii) (the “Leases”), together with all of Seller’s or its Affiliates’ rights in such Leases; and (iii) the Easement interests under the Easements generally described on Schedule 2.1(a)(iii) (such Easement interests, the “Purchased Easements”) (all of the foregoing, the “Real Property”); but, in the case of each of subparts (i), (ii) and (iii), only to the extent of Seller’s or Seller’s Affiliates’ right, title, and interest in, to, and under such real property and real property interests;

(b) all other natural gas distribution utility system assets Located Within the Territories owned by the Seller or its Affiliates, and used or held for use in the Business, including as generally described on Schedule 2.1(b);

(c) the inventory of natural gas and natural gas products described in the general ledger accounts listed on Schedule 2.1(c) (the “Gas Inventory”);

(d) all parts, items, equipment, material, supplies and other inventory (but excluding the Gas Inventory) that is Primarily Related to the Business, as of the Effective Time (collectively, the “Inventory”);

(e) all information technology and communications equipment Located Within the Territories, or that have, in the 12-month period prior to the date of Closing, been primarily Located Within the Territories, and Primarily Related to the Business, to the extent owned by Seller or any of its Affiliates (the “IT Assets”);

(f) all motor vehicles, trailers, and similar rolling stock that is Primarily Related to the Business, to the extent owned by Seller or any of its Affiliates, including as described on Schedule 2.1(f) (the “Vehicles”);

(g) all furnishings, fixtures, machinery, equipment, materials, and other tangible personal property (other than Gas Inventory, IT Assets, and Vehicles) Located Within the Territories, or that have, in the 12-month period prior to the date of Closing, been primarily Located Within the Territories and that is Primarily Related to the Business, to the extent owned by Seller or any of its Affiliates;

(h) all Billed Revenues and Unbilled Revenues, which for the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, shall constitute current assets for purposes of calculating the Adjustment Amount;

(i) the assets of Seller or its Affiliates with respect to over-recovered or under-recovered purchased gas cost adjustment charges, and all prepayments, deferred charges, regulatory assets, and other similar items, to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;

(j) all Contracts to which Seller or its Affiliate is a party Exclusively Related to the Business or the Purchased Assets (excluding, for the avoidance of doubt, all human resources, personnel and medical records, Benefit Plans and Shared Contracts, or as otherwise provided in Section 2.2(f)) (the “Transferred Contracts”);

(k) all Permits used or held by Seller or its Affiliates Primarily Related to the Business, or the ownership or operation of any of the Purchased Assets, including the Permits set forth on Schedule 2.1(k) (except, in all cases to the extent that, notwithstanding compliance by Seller with its obligations hereunder, any such Permits are prohibited by applicable Law or the terms of such Permits from being transferred or assigned to Buyers in connection with the Transactions) (the “Transferable Permits”);

(l) the Documents located in the Territories or otherwise available and reasonably accessible in digital form as of the Closing Date (the “Purchased Documents”);

(m) all warranties (other than those included in Shared Contracts) against manufacturers, service providers, vendors or other Third Parties on or relating to any of the Purchased Assets and to the extent transferable;

(n) all Business Intellectual Property, together with rights to sue for all past, present, and future infringement, misappropriation, or violation thereof, and all royalties, proceeds and other amounts payable with respect to the foregoing;

(o) Claims and defenses of Seller or its Affiliates to the extent such Claims or defenses Primarily Relate to the Business, Purchased Assets or Assumed Obligations; provided that such Claims and defenses will be assigned by Seller to Buyers without warranty or recourse; provided, further, that if such transfer would prejudice any such Claims or defenses, the Parties shall cooperate in good faith to avoid such prejudice;

(p) the assets and any rights Seller may have retained with respect to any expired municipal franchise set forth on Schedule 2.1(p);

(q) the assets and other rights set forth on Schedule 2.1(q);

(r) (i) the Franchises and (ii) Certificates of Public Convenience and Necessity issued by the MPSC, in each case, set forth on Schedule 2.1(r) (collectively, the “Included Franchises”);

(s) the Labo Interests;

(t) any assets transferred pursuant to Section 7.13 with respect to the Benefit Plans;

(u) all goodwill associated with any of the assets described in this Section 2.1;

(v) all rights to proceeds, recoveries and other monies receivable under Pre-Closing Insurance to the extent set forth under Section 7.14(a);

(w) to the extent not specifically identified above, any assets to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A; and

(x) any other assets that, as of the Effective Time, are (x) Primarily Related to the Business to the extent Located Within the Territories or (y) Exclusively Related to the Business to the extent not Located Within the Territories.

Section 2.2 Excluded Assets. The Purchased Assets do not include, and Seller and its Affiliates shall reserve and retain all assets and properties of Seller and its Affiliates that are not Purchased Assets, including the following assets (all assets excluded pursuant to this Section 2.2, the “Excluded Assets”):

(a) all Cash and Cash Equivalents;

(b) certificates of deposit, shares of stock, securities, bonds, debentures, evidence of Indebtedness, and any other debt or equity interest in any Person other than the Labo Interests;

(c) all assets used by Seller in performing corporate, support, administrative, and other services, whether or not located in the Territories;

(d) all Benefit Plans and all assets relating to the Benefit Plans, except for those assets transferred pursuant to Section 7.13;

(e) all information technology and communications equipment (other than the IT Assets), network resources, software or Contracts relating thereto, websites and integrated systems, which, for the avoidance of doubt, may also be used in connection with the Business and the operation of the Purchased Assets and may include assets to which the IT Assets connect or with which the IT Assets communicate;

(f) (i) all Contracts to which Seller or any of its Affiliates is a party existing as of the date hereof that are not Transferred Contracts (including all Shared Contracts), and (ii) except as otherwise provided in Section 7.7 or unless otherwise elected by Buyers to be included as Purchased Assets, any Transferred Contract that is entered into after the date hereof that, if existing on the date hereof, would be required to be set forth on Schedule 5.10(a) as a Material Contract (all of the foregoing, the “Retained Agreements”);

(g) any assets that have been disposed of by Seller or its Affiliates in compliance with this Agreement after the Effective Date and prior to the Closing;

(h) all books and records (other than the Documents located in the Territories or otherwise available and reasonably accessible in digital form), including: (A) the corporate seal, Governing Documents, minute books, or stock books of Seller or any of its Affiliates (other than Labo), and the original financial and accounting books and records and Tax Returns of Seller or any of its Affiliates other than Labo (including supporting work papers and other documents relating to the financial, accounting, and Tax policies of Seller, such as transfer pricing studies and other proprietary information related to the preparation and filing of Tax Returns, calculations of Tax, and similar matters but, excluding for the avoidance of doubt, Asset Tax records); and (B) copies of any Documents and books and records relating to the ongoing businesses (other than the Business) of Seller or any of its Affiliates;

(i) the Seller Marks and any other Intellectual Property that is not Business Intellectual Property;

(j) any refund or credit related to Taxes paid by or on behalf of Seller or Labo, whether such refund is received as a payment or as a credit (in lieu of refund) against future Taxes payable (except to the extent such refund or credit relates to Tax payments allocated to Buyers pursuant to Section 3.4(b) hereof);

(k) except as otherwise provided in Section 2.1(o), all Claims of Seller or its Affiliates against any Person;

(l) all insurance policies, and, subject to Buyers’ rights under Section 7.14(a), rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Business;

(m) the rights of Seller and its Affiliates arising under or in connection with this Agreement, any certificate or other document (including the Ancillary Agreements) delivered in connection herewith, and any of the Transactions;

(n) all attorney-client privilege, attorney work product privilege or other applicable legal privilege of Seller or any of its Affiliates or Representatives arising with respect to legal counsel representation of Seller or its Affiliates or the Business and all documents to the extent subject to the attorney-client privilege, attorney work product privilege or other applicable legal privilege described in this Section 2.2(n);

(o) all rights in, to, and under all Permits and other rights under any Law, other than the Transferable Permits;

(p) other than Labo, any investment in the Interests of (or any intercompany advances to) any Affiliate of Seller;

(q) all records relating to the Business that Seller or any Affiliate of Seller is required by Law to retain in its possession to the extent so required and all human resources, medical, and personnel records (other than any Purchased Documents);

(r) all documents maintained by Seller or its Affiliates in connection with the Transactions;

(s) the assets and other rights set forth on Schedule 2.2(s);

(t) all real property and real property interests located in the Territories owned, used, or leased by Seller or its Affiliates that are not Primarily Related to the Business; and

(u) any other asset, property, or right of every kind or description, wherever located, whether real, personal, or mixed, tangible or intangible of Seller or any of its Affiliates that is not a Purchased Asset.

Section 2.3 Assumed Obligations. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, subject to Section 2.4, each Buyer will assume and become responsible to perform, discharge, and pay when due, their respective portion of all Liabilities of Seller and its Affiliates, known or unknown, to the extent arising from, based upon, related to or associated with the Business or the Purchased Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including, for the avoidance of doubt and without limitation, Liabilities relating in any manner to the ownership, operation, and use thereof (the “Assumed Obligations”). Without limiting the generality of the foregoing, subject to Section 2.4, the Assumed Obligations shall include all of the following Liabilities:

(a) any trade accounts payable or other accrued and unpaid current expenses to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;

(b) all Liabilities arising out of or relating to over-recovered or under-recovered purchased gas cost adjustment charges, and all customer deposits, customer advances for construction, deferred credits, regulatory Liabilities, and other similar items, to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;

(c) all Liabilities (including Tax Liabilities) of any kind arising out of or relating to any Regulatory Order applicable to the Business, Customers, or the Purchased Assets including, without limitation, any Liabilities or obligations imposed (whether on the Business, the Seller or its Affiliates or Buyers or their Affiliates) pursuant to any Regulatory Order issued in connection with or relating to the Transactions as a condition for approval or otherwise, including any and all liabilities related to the transactions contemplated pursuant to the Entergy PSAs, other than payment obligations of Seller or its Affiliates (i) arising in respect of periods prior to the Effective Time or (ii) to the extent related to any Excluded Assets, except to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A (for the avoidance of doubt, obligations pursuant to any Regulatory Order issued in connection with or relating to the Transactions shall not be considered arising in respect of periods prior to the Effective Time);

(d) all Liabilities related to the transactions contemplated pursuant to the Entergy PSAs;

(e) all Liabilities arising out of or relating to the Real Property, Transferred Contracts, and the Transferable Permits;

(f) all Liabilities arising out of or relating to the Purchased Assets or the Business in respect of Taxes (including any Taxes payable by or in respect of Labo) for a Post-Closing Tax Period except to the extent Seller is expressly liable therefor pursuant to Section 3.4;

(g) all Liabilities for which Buyers are expressly responsible pursuant to Section 7.13;

(h) all Liabilities, obligations, or commitments arising out of or relating to the Business or Purchased Assets and arising under, based upon, or relating to, any Environmental Law, Environmental Permit, Environmental Claims, or Release;

(i) all Assumed Employee Liabilities;

(j) to the extent not specifically identified above, any Liabilities to the extent included in the calculation of the Adjustment Amount in accordance with Appendix A;

(k) the Liabilities, obligations and commitments associated with the Labo Interests; and

(l) the Liabilities, obligations and commitments listed on Schedule 2.3(l).

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.3, the Assumed Obligations do not include, and Seller and its Affiliates shall reserve, perform, discharge, and pay when due, all Liabilities of Seller and its Affiliates that are not Assumed Obligations including the following Liabilities (all Liabilities excluded pursuant to this Section 2.4, the “Excluded Liabilities”):

(a) any trade accounts payable or other accrued and unpaid current expenses to the extent not included in the calculation of the Adjustment Amount in accordance with Appendix A;

(b) any Liabilities of Seller or its Affiliates to the extent related to any Excluded Assets;

(c) any Liabilities of Seller or its Affiliates in respect of Indebtedness;

(d) without duplication of any right to recovery herein, and in no event including any Taxes that are allocated to Buyers pursuant to Section 3.4(b), any Taxes imposed on or with respect to Labo or the ownership of the Purchased Assets or the ownership or operation of the Business that are allocated to Seller pursuant to Section 3.4(b);

(e) all employment, labor, compensation, pension, employee welfare, severance, WARN Act, wage withholding Taxes, employer payroll, social security and similar Taxes and employee benefits related Liabilities, commitments and claims relating to: (i) each current or former employee of Seller or its Affiliates who does not become a Transferred Employee (or any dependent or beneficiary of any such employee) in respect of all periods, whether before, at or after Closing, except as set forth in Schedule 7.13(i) and Schedule 7.13(k); and (ii) except for the Assumed Employee Liabilities, all Liabilities at any time arising under, pursuant to or in connection with each Benefit Plan and any other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any Liability; and

(f) except as otherwise provided in this Agreement, any Liabilities of Seller or its Affiliates arising under or in connection with this Agreement, any certificate or other document delivered in connection herewith (including the Ancillary Agreements), and any of the Transactions, including fees and expenses of counsel, accountants, consultants and other advisors to Seller or any Affiliate thereof; and

(g) the Liabilities, obligations and commitments listed on Schedule 2.4(g).

Section 2.5 Allocation of Purchased Assets and Assumed Obligations Among Buyers. As among Buyers, (a) North Louisiana Buyer will purchase, acquire and receive all of the Purchased Assets that are Primarily Related to the North Louisiana Business and assume and become responsible to perform, discharge, and pay when due all of the Assumed Obligations that are Primarily Related to the North Louisiana Business or arise from any of the Purchased Assets purchased, acquired or received by North Louisiana Buyer pursuant to the foregoing, (b) South Louisiana Buyer will purchase, acquire and receive all of the Purchased Assets that are Primarily Related to the South Louisiana Business and assume and become responsible to perform, discharge, and pay when due all of the Assumed Obligations that are Primarily Related to the South Louisiana Business or arise from any of the Purchased Assets purchased, acquired or received by South Louisiana Buyer pursuant to the foregoing, (c) Mississippi Buyer will purchase, acquire and receive all of the Purchased Assets that are Primarily Related to the Mississippi Business and assume and become responsible to perform, discharge, and pay when due all of the Assumed Obligations that are Primarily Related to the Mississippi Business or arise from any of the Purchased Assets purchased, acquired or received by Mississippi Buyer pursuant to the foregoing, and (d) ServiceCo Buyer will purchase, acquire and receive all of the Purchased Assets that are Primarily Related to the Shared Services Business or not otherwise allocated to a Buyer pursuant to the foregoing clauses (a) through (c) and assume and become responsible to perform, discharge, and pay when due all of the Assumed Obligations that are Primarily Related to the Shared Services Business or arise from any of the Purchased Assets purchased, acquired or received by ServiceCo Buyer pursuant to the foregoing or not otherwise allocated to another Buyer pursuant to the foregoing clauses (a) through (c). The Buyers acknowledge and agree that the allocation of such Purchased Assets and Assumed Obligations may result in errors, that the Buyers have the opportunity to correct any such errors after the Closing, and that the Seller shall not be subject to any Liability as a result of any allocation of Purchased Assets and Assumed Obligations between the North Louisiana Business, South Louisiana Business, Mississippi Business and Shared Services Business. Notwithstanding the foregoing, at any time that is ninety (90) days prior to the Closing, Buyers may elect, by written notice to Seller, to allocate any Purchased Asset or Assumed Obligation to any other Buyer so long as such change in allocation does not impair, prevent, restrain, delay or prohibit Buyers’ ability to timely perform any of its obligations, covenants and agreements under this Agreement or any Ancillary Agreement to which it is a party, or to consummate the Transactions; provided, that, to the extent that Seller has already obtained any consent required to transfer a Purchased Asset or Assumed Obligation, Seller shall not be obligated to re-obtain any such consent due to Buyer’s election to allocate such Purchased Asset or Assumed Obligation to another Buyer. Furthermore, notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for any fees or expenses that otherwise would not have arisen if the Purchased Assets and Assumed Obligations were transferred to a single buyer, including, without limitation, any out-of-pocket costs incurred by Seller to determine which Purchased Assets and Assumed Obligations should or may be allocated between the North Louisiana Business or South Louisiana Business. For the avoidance of doubt, for the purposes of this Section 2.5, whether a Purchased Asset or Assumed Obligation is “Primarily Related to” either the North Louisiana Business, South Louisiana Business or Mississippi Business, shall be determined by whether a Purchased Asset or Assumed Obligation is primarily related to such Business, relative to the Business in aggregate, and shall not be determined by whether a Purchased Asset or Assumed Obligation is primarily related to such business relative to the Seller’s and its Affiliates businesses, so that the Buyers will purchase, in aggregate, 100% of the Purchased Assets and will assume, in aggregate, 100% of the Assumed Obligations. Notwithstanding anything to the contrary in this Agreement, Buyers may designate an Affiliate of Buyers to receive the assignment of the Labo Interests at the Closing; provided, that the Buyers shall designate at least one Buyer that will assume the Assumed Obligations related to the Labo Interests.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Base Purchase Price”) for the Purchased Assets shall be (a) an amount in cash equal to $1,200,000,000, increased by the Adjustment Amount if the Adjustment Amount is a positive number, or decreased by the Adjustment Amount if the Adjustment Amount is a negative number (the Base Purchase Price as adjusted, the “Purchase Price”) and (b) Buyers’ assumption of the Assumed Obligations in accordance with this Agreement. The Adjustment Amount will be determined in accordance with this Agreement and Appendix A and in the same format as Appendix B.

Section 3.2 Determination of Purchase Price.

(a) No later than ten (10) Business Days prior to the Closing Date, Seller will deliver to Buyers a written statement of Seller’s good faith, reasonable estimate of the Purchase Price (the “Estimated Purchase Price”), calculated in accordance with this Agreement and Appendix A and in the same format as Appendix B (without giving effect to the Transactions) (the “Preliminary Adjustment Statement”), together with Seller’s supporting calculations and reasonable supporting documentation. Within five (5) Business Days following receipt by Buyers of the Preliminary Adjustment Statement, Buyers may deliver to Seller a written report containing all changes that Buyers propose to be made to the Preliminary Adjustment Statement and the Estimated Purchase Price, if any, together with reasonable supporting documentation showing Buyers’ calculation of the disputed amounts, in which case the Parties shall endeavor to reconcile their differences in good faith by negotiation prior to the Closing Date; provided, that in the event the Parties are unable to reconcile their differences or if Buyers do not timely object to the Preliminary Adjustment Statement as provided above, Seller’s good faith estimate of the Estimated Purchase Price as set forth in the Preliminary Adjustment Statement shall prevail. The amount of the Estimated Purchase Price as set forth in the Preliminary Adjustment Statement (or the amount of the Estimated Purchase Price to which the Parties agree) (the “Closing Payment Amount”) shall be paid to Seller at the Closing.

(b) Within 90 days after the Closing Date, Seller will deliver, or cause to be prepared and delivered, to Buyers a calculation of the Purchase Price, calculated in good faith in accordance with this Agreement and Appendix A and in the same form and format as Appendix B (the “Post-Closing Adjustment Statement”), together with Seller’s supporting calculations and reasonable supporting documentation. Buyers agree that Seller shall have a reasonable right of consultation with Buyers and their Affiliates and their respective Representatives in connection with Seller’s preparation of the Post-Closing Adjustment Statement and will provide Seller with access to their and their Affiliates’ books, records, information, materials and Representatives and employees as Seller may reasonably request. Buyers shall cause the Representatives of Buyers and their Affiliates to cooperate with Seller and its Affiliates and Representatives in connection with their preparation of the Post-Closing Adjustment Statement.

(c) The amounts determined by Seller as set forth in the Post-Closing Adjustment Statement will, subject to Section 3.4(c), be final, binding, and conclusive for all purposes unless, and only to the extent, that within 60 days after Seller has delivered the Post-Closing Adjustment Statement, Buyers deliver to Seller a written report containing any good faith proposed changes to the Post-Closing Adjustment Statement, an explanation of any such changes, and the reasons therefor, accompanied by reasonably detailed documentation showing Buyers’ calculation of the disputed amounts (an “Adjustment Dispute Notice”); provided, that the disagreement may be based for purposes of this Section 3.2 only on mathematical errors or amounts reflected in the Post-Closing Adjustment Statement not being calculated in accordance with this Agreement and Appendix A and the Accounting Principles. Any changes not included in the Adjustment Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Post-Closing Adjustment Statement that are not addressed in the Adjustment Dispute Notice shall prevail. If Buyers fail to timely deliver an Adjustment Dispute Notice to Seller containing changes Buyers propose to be made to the Post-Closing Adjustment Statement, the Post-Closing Adjustment Statement as delivered by Seller will, subject to Section 3.4(c), be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. If the final Purchase Price set forth in the Post-Closing Adjustment Statement is mutually agreed upon by Seller and Buyers, the Post-Closing Adjustment Statement and the final Purchase Price shall be final and binding on the Parties.

(d) If Buyers deliver an Adjustment Dispute Notice in compliance with Section 3.2(c), and Seller and Buyers are unable to reach a resolution in good faith with respect to all disputed items within 30 days of delivery of the Adjustment Dispute Notice, Seller and Buyers shall submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm. Any disputed items resolved in writing between the Parties within such 30-day period shall be final and binding with respect to such items. The Independent Accounting Firm will be instructed to, and shall, determine, and resolve any such remaining disputed items in accordance with this Agreement and the Accounting Principles, and report to the Parties, within 20 days after such submission, of the Independent Accounting Firm’s determination and resolution. In resolving any disputed items, the Independent Accounting Firm: (i) shall limit its review to matters specifically set forth in the Adjustment Dispute Notice; (ii) shall limit its review to correcting mathematical errors and determining whether disputed items were determined in accordance with this Agreement and Accounting Principles and shall not make any other determination, including any determination as to whether any estimates on the Post-Closing Adjustment Statement are correct, adequate, or sufficient; and (iii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyers or Seller (in the Adjustment Dispute Notice or Buyers’ objections thereto, respectively); provided, however, that to the extent the determination of the value of any disputed item affects any other item used in calculating the Final Purchase Price, such effect may be taken into account by the Independent Accounting Firm. The report of the Independent Accounting Firm will, subject to Section 3.4(c), be final, binding, and conclusive on the Parties for all purposes absent manifest error or Fraud. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator. The fees and disbursements of the Independent Accounting Firm shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyers. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Post Closing Adjustment Statement and preparation or review of any Adjustment Dispute Notice, as applicable, shall be borne by such Party.

(e) Within 10 Business Days following the final determination of the Purchase Price pursuant to Section 3.2(c) or Section 3.2(d) (as so determined, the “Final Purchase Price”), (i) if the Final Purchase Price is greater than the Closing Payment Amount, Buyers will pay the difference to Seller or (ii) if the Final Purchase Price is less than the Closing Payment Amount, Seller will pay the difference to Buyers. Any amount paid under this Section 3.2(e) shall be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment. Neither the determination of the Final Purchase Price nor any payment thereof shall be deemed to waive or limit in any respect any representation, warranty, or rights in respect thereof under this Agreement.

Section 3.3 Allocation of Purchase Price. The sum of the Purchase Price and the Assumed Obligations (to the extent treated as consideration for U.S. federal income tax purposes) will be allocated among the Purchased Assets on a basis consistent with Section 1060 of the Code and the Treasury Regulations thereunder; provided that the portion of the Purchase Price and Assumed Obligations allocated to the Labo Interests shall be further allocated to the assets of Labo (the “Allocation”). The initial proposed Allocation (the “Proposed Allocation”) shall be delivered by Buyers to Seller within 45 days after the determination of the Final Purchase Price for Seller’s approval. Buyers shall incorporate Seller’s reasonable comments to the Proposed Allocation. The Parties will work together in good faith to resolve any disputes relating to the Proposed Allocation. In the event that such agreement has not been reached within 45 days, or such longer period as mutually agreed to by the Parties, following Buyers’ receipt of Seller’s comments to the Proposed Allocation, the unresolved disputed items will be determined by the Independent Accounting Firm, and such determination will be binding on the Parties. Each Party will pay one-half of the fees and expenses of the Independent Accounting Firm in connection with such determination. Each

Party will report the Transactions for Tax purposes in a manner consistent with the Allocation as finally agreed to or determined by the Independent Accounting Firm in accordance with this Section 3.3 (the “Final Allocation”). Each Party will notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the Final Allocation. Neither Party shall agree to any proposed adjustment to the Final Allocation by any taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Final Allocation, and neither Party shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging the Final Allocation. Each Party will provide the other promptly with any other information required to complete Form 8594 under the Code.

Section 3.4 Prorations. Except as otherwise provided in this Agreement:

(a) For purposes of determining the Purchase Price, fees with respect to any Transferable Permits, rents under any leases of Real Property or personal property included as part of the Purchased Assets, or other similar expenses with respect to Purchased Assets, that are not due or assessed until after the Effective Time but which are attributable in whole or in part to any period commencing prior to the Effective Time, and any other amounts that by the terms of this Agreement are to be allocated between the Parties, will be prorated as of the Effective Time, with Seller liable to the extent such items relate to any period prior to the Effective Time, and Buyers liable to the extent such items relate to any period from and after the Effective Time.

(b) Seller shall be allocated and bear all Asset Taxes and Taxes payable by or with respect to Labo attributable to any Pre-Closing Tax Period. Buyers shall be allocated and bear all (i) Asset Taxes and Taxes payable by or with respect to Labo attributable to any Post-Closing Tax Period and (ii) all other Tax Liabilities expressly assumed by Buyers pursuant to this Agreement. For purposes of prorating Taxes: (i) Taxes that are based upon or related to income, gains, receipts, sales or receipts or imposed on a transactional basis (other than such Taxes described in clause (ii)), shall be allocated to the Pre-Closing Tax Period or Post-Closing Tax Period in which the transaction giving rise to such Taxes occurred using a closing of the books methodology as of the close of business on the day immediately before the Closing Date, and (ii) Taxes that are ad valorem, property, or other Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending before the Closing Date and the portion of such Straddle Period beginning on and including the Closing Date by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before the Closing Date occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the Closing Date occurs, on the other hand. If the actual amounts to be prorated are not known, Seller shall include an itemized estimate in the Post-Closing Adjustment Statement based upon the most recent available rates, assessments, valuations, or other data, and the Parties shall adjust the amounts paid at the Closing to reflect such prorations. Any prorations shall be made so as to avoid duplication of any amounts and will be adjusted to properly take into account any amounts thereof used in determining the Purchase Price.

(c) The proration of all items under this Section 3.4 will be recalculated by Buyers within a reasonable period of time following the date upon which the actual amounts become available to Buyers. Buyers will notify Seller of such recalculated amounts and will provide Seller with all documentation relating to such recalculations, including Tax statements and other notices from Third Parties. The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. Seller and Buyers agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

Buyers shall incorporate Seller’s reasonable comments to such recalculations. The Parties will work together in good faith to resolve any disputes relating to such recalculations. Notwithstanding the other dispute resolution provisions in this Agreement, in the event that an agreement has not been reached within 30 days, or such longer period as mutually agreed to by the Parties, following Buyers’ receipt of Seller’s comments to such recalculations, the unresolved disputed items will be determined by the Independent Accounting Firm in accordance with the procedures set forth in Section 3.2(d), mutatis mutandis, and such determination will be binding on the Parties.

Section 3.5 Unbilled Revenues. Prior to the Closing Date, Seller shall read all customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each daily read transportation customer meter (collectively, the “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyers with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date and in any event within ten (10) Business Days of the Closing Date. On and after the Closing Date, Buyers shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyers’ first reading in the normal cycle to the customers served by the Business. Buyers shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding the Closing Date. Buyers shall determine by allocation the volumes of gas sold through all meters other than Large Volume Meters, by Seller prior to the Closing Date, and by Buyers on and after the Closing Date and prior to its first meter reading, through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues. The receivables related to the volume of gas allocable to Seller under this Section 3.5 but not yet billed to customers served by the Business, shall be defined as “Unbilled Revenues.” “Billed Revenues” shall mean all outstanding bills to customers served by the Business that have not been paid as of the Closing Date less (i) any offset that results from the difference between installment payments and gas consumed and (ii) allowance for bad debt, which shall be calculated in the Ordinary Course of Business.

Section 3.6 Withholding. The Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code or any other applicable Tax Law with respect to the making of such payment. Assuming delivery of the Internal Revenue Service Form W-9 contemplated by Section 4.2(g), the Parties agree that no such deduction or withholding is required with respect to any payment due to Seller or any Affiliate thereof, unless such withholding is expected by a change in Law following the date of this Agreement. If Buyers determine that any deduction or withholding is required with respect to any amounts payable to Seller pursuant to this Agreement, Buyers shall use reasonable best efforts to provide Seller at least ten (10) days’ advance written notice of its intent to deduct or withhold. Such notice shall include a reasonably detailed description of the legal basis for and computation of the amount of such deduction or withholding, and the Parties shall use reasonable best efforts to cooperate to mitigate any such requirement. Buyers shall timely pay any withheld or deducted amounts to the appropriate taxing authority and shall promptly furnish to Seller the original receipt issued by such taxing authority, if any, or otherwise such other documentation available to Buyers and reasonably satisfactory to Seller, evidencing such payment. To the extent that amounts are deducted and withheld and timely paid to the appropriate taxing authority, as provided by the above provisions of this Section 3.6, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE IV

THE CLOSING

Section 4.1 Time and Place of Closing. Upon the terms and subject to the satisfaction or, when permissible, waiver in writing of the conditions set forth in Article VIII of this Agreement, the closing of the Transactions (the “Closing”) will take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 (or remotely via the electronic exchange of closing deliverables), commencing at 10:00 a.m. prevailing Central Time: (i) on the day that is fifteen (15) Business Days after the date after the Inside Date on which the last of the conditions set forth in Article VIII (other than any such conditions which, by their terms or nature, are not capable of being satisfied until the Closing Date but subject to the satisfaction or, when permissible, waiver in writing of such conditions at the Closing) is satisfied or, when permissible, waived in writing; provided, that, if the Closing is scheduled to occur on a date other than the last day of a calendar month, either Buyers or Seller may elect, in its sole discretion, to cause the Closing to occur on the last Business Day of such month; or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes at 12:01 a.m. prevailing Central Time on the Closing Date (the “Effective Time”).

Section 4.2 Seller’s Closing Deliveries. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyers the following:

(a) the certificate contemplated by Section 8.2(c), duly executed by a duly authorized officer of Seller;

(b) a counterpart to the Assignment and Assumption Agreements, duly executed by Seller;

(c) a counterpart to the Labo Interests Assignment and Assumption Agreement, duly executed by Seller;

(d) subject to Section 4.5, one or more Special Warranty Deeds of conveyance of the Owned Real Property, substantially in the form of the applicable Special Warranty Deed, duly executed and acknowledged by Seller, and in recordable form;

(e) one or more instruments of assignment or conveyance, substantially in the applicable form of the Assignments of Easements, as are necessary to transfer the Purchased Easements, duly executed and acknowledged by Seller and in recordable form;

(f) a counterpart to the Transition Services Agreement, duly executed by Seller;

(g) an Internal Revenue Service form W-9 properly completed and executed by Seller (and, if applicable, which lists CEIP on Line 2 of such form);

(h) stock certificates evidencing the Labo Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank with medallion guarantee, or other instruments of transfer in form and substance reasonably satisfactory to Buyers;

(i) a counterpart to the Subcontract Agreement, duly executed by Seller;

(j) any necessary Uniform Commercial Code authorizations to evidence the release of any Encumbrances (other than Permitted Encumbrances) against the Purchased Assets; provided, that forms of such Uniform Commercial Code authorizations and releases shall be provided to Buyers at least three (3) Business Days prior to Closing; and

(k) all consents, waivers or approvals that have been obtained by Seller prior to Closing from Third Parties in connection with this Agreement.

Section 4.3 Buyers’ Closing Deliveries. At or prior to the Closing, Buyers shall deliver, or cause to be delivered, to Seller the following:

(a) an amount equal to the Closing Payment Amount by wire transfer of immediately available funds to the account or accounts that have been designated by Seller to Buyers in writing prior to the Closing;

(b) the certificates contemplated by Section 8.3(c) duly executed by duly authorized officers of each Buyer;

(c) the Insurance Policy, duly executed by Buyers and the insurer(s), in such form and with such terms as specified in Section 7.14(b) and paid in full by Buyers as of the time of delivery;

(d) a counterpart to the Assignment and Assumption Agreements, duly executed by Buyers;

(e) a counterpart to the Labo Interests Assignment and Assumption Agreement, duly executed by Buyers;

(f) a counterpart to the Assignments of Easements duly executed (and acknowledged, as applicable) by Buyers;

(g) a counterpart to the Transition Services Agreement, duly executed by Buyers; and

(h) a counterpart to the Subcontract Agreement, duly executed by Buyers.

Section 4.4 Records. As promptly as practical, but no later than three (3) months following the Closing Date, Seller shall make available to Buyers, at Seller’s sole expense, the Documents to which Buyers are entitled pursuant to the terms of this Agreement; provided, that to the extent the Documents are Located Within the Purchased Assets, such Documents shall be deemed delivered at Closing; and, provided, further, that to the extent Documents are accessible to Buyers pursuant to and during the term of the Transition Services Agreement, Seller shall have no further obligation to make available, provide, transfer, or deliver to Buyers such Documents after the term of the Transition Services Agreement, except as otherwise provided under Section 7.3.

Section 4.5 Quitclaim Instruments. Notwithstanding anything to the contrary in Section 4.2 or otherwise in this Agreement, in the event Seller reasonably determines or Buyers reasonably determines prior to the Closing that Seller does not hold a fee interest, leasehold, easement or other real property interest in any portion of the Real Property, or if any Encumbrance clouds title with respect to Seller’s interest in such Real Property such that Seller cannot accurately provide the representations or warranties contained in the applicable Special Warranty Deed, Assignment of Easement, Assignment of Lease or other applicable transfer document with respect to such Real Property, then (a) if such property is an Owned Real Property, in lieu of being required to deliver a Special Warranty Deed with respect to such Owned Real Property, Seller shall instead be required to deliver a Quitclaim Deed with respect to the same, and (b) if such property is a Purchased Easement or Leased Real Property, then the applicable Assignment of Easement, Assignment of Lease or other transfer document shall be modified as appropriate (as so modified, a “Modified Conveyance Document”) to clarify that Seller may not be the record owner of interests in such property or otherwise modified to make any representations of Seller contained therein true and correct, and, in either case of (a) or (b), so long as the same would not, individually or in the aggregate, have a Material Adverse Effect, the delivery of such Quitclaim Deed or Modified Conveyance Document shall be deemed to satisfy (i) Seller’s obligation under Section 4.2 to deliver a transfer instrument with respect to such interest and (ii) the obligations of Seller under the first paragraph of Section 2.1 with respect to such property.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyers as of the date hereof and as of the Closing Date (unless such representation and warranty is expressly made as of a specific date, in which case Seller represents and warrants to Buyers as of such date) as follows:

Section 5.1 Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its Purchased Assets and to carry on the Business as presently conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any of its Purchased Assets, by Seller makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, to have a Material Adverse Effect.

(b) Labo is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its assets and to carry on its business as presently conducted. Labo is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the conduct of its business, or the ownership or operation of any of its assets, by Labo makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.2 Authority and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action on Seller’s part. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Seller, and constitutes or will constitute, assuming the due authorization, execution, and delivery by the other parties thereto, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law) (the “Remedy Exceptions”).

Section 5.3 No Conflicts. Except as set forth on Schedule 5.3, assuming (i) the Required Regulatory Approvals are sought and obtained in accordance with this Agreement and (ii) the waiver of, or compliance with, all Preferential Purchase Rights, none of the execution, delivery, and performance by Seller of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, will:

(a) violate or conflict with any of Seller’s Governing Documents or Labo’s Governing Documents in any material respect;

(b) violate any Law or Order applicable to Seller, its Affiliates or any of the Purchased Assets, except for any such violations of Law or Order that would not reasonably be expected to materially and adversely affect Buyers’ operation of the Business as currently operated or use of the Purchased Assets in the manner currently used or that arise as a result of any facts or circumstances relating particularly to Buyers or any of their Affiliates;

(c) require any declaration, filing, or registration by Seller or any of its Affiliates with, or notice by Seller or any of its Affiliates to, or authorization, consent, or approval with respect to Seller or any of its Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals: (i) with the SEC under the Exchange Act as may be required in connection with this Agreement and the Transactions; (ii) for which the failure to make (or obtain, as applicable) in compliance with all applicable requirements would not reasonably be expected to materially and adversely affect Buyers’ operation of the Business as currently operated or use of the Purchased Assets in the manner currently used; (iii) that arise as a result of any facts or circumstances particularly relating to Buyers or any of their Affiliates; (iv) relating to Permits that will terminate in accordance with their terms prior to the Closing; (v) the Customary Post-Closing Consents; or (vi) as may be required pursuant to the HSR Act; or

(d) except as set forth on Schedule 5.3(d), violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation or termination, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets: (i) under or pursuant to any Permit or Environmental Permit; or (ii) under or pursuant to any Material Contract, except, in each case, for any such violations, conflicts, breaches, consents, approvals, defaults, or other occurrences: (A) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) that arise as a result of any facts or circumstances relating to Buyers or any of their Affiliates; (C) that relate to Contracts that will terminate in accordance with their terms prior to the Closing; or (D) the Customary Post-Closing Consents.

Section 5.4 Financial Information. Schedule 5.4 sets forth the balance sheets of each of (i) the Louisiana Business and (ii) the Mississippi Business as of December 31, 2021 and 2022 and September 30, 2023 (the “Balance Sheets”) and the income statements for each of (x) the Louisiana Business and (y) the Mississippi Business for the 12-month periods ended December 31, 2021 and 2022 and ended September 30, 2023 (the “Income Statements”). The Balance Sheets and Income Statements are based upon and consistent with information contained in the books and records of Seller kept in the Ordinary Course of Business (which books and records are true, correct, and complete in all material respects). Each Balance Sheet and each Income Statement was prepared in all material respects in accordance with principles used in the preparation of the financial statements of the applicable state-specific division in connection with the submission of such financial statements to the Applicable Commission (except with respect to certain GAAP transactions and adjustments that are not applicable under the regulatory filings that have been allocated by Seller to the Business), and fairly present, in all material respects, the financial condition and results of operation of the Louisiana Business and the Mississippi Business as of the dates thereof or for the periods covered thereby.

Section 5.5 No Undisclosed Liabilities. Except as set forth on Schedule 5.5, neither Seller nor any of its Affiliates has any Liabilities related to the Purchased Assets or the Business, other than Liabilities: (i) that are accrued or adequately reserved against in the Balance Sheets; or (ii) that were incurred in the Ordinary Course of Business since September 30, 2023.

Section 5.6 Absence of Certain Changes. Except as set forth on Schedule 5.6, since December 31, 2022, the Business has been operated, in all material respects, in the Ordinary Course of Business (except as otherwise contemplated by, or in preparation for the Transactions, this Agreement), and no change or event has occurred which, either individually or in the aggregate, has resulted in, or with the passage of time, would reasonably be expected to result in, a Material Adverse Effect.

Section 5.7 Sufficiency of Purchased Assets. Except for: (i) the assets and services currently provided for use of or to the Business under the Shared Contracts or those related to “Excluded Services” in the Transition Services Agreement, or those to which the Business will have continued access to or use of after the Closing Date pursuant to the Ancillary Agreements (subject to the receipt of any necessary consents) or related to other services that are currently provided for the use of or to the Business by Seller or one or more of its Affiliates; and (ii) as set forth in Schedule 5.7, and subject to the receipt of the necessary consents to transfer any Transferred Contracts, the Purchased Assets constitute all of the material tangible assets and Contracts required by Seller for the conduct of the Business in substantially the same manner as currently conducted by Seller.

Section 5.8 Title. Other than with respect to Real Property, Seller or one or more of its Affiliates has, or as of immediately prior to the Closing will have, good, valid, and marketable title to, all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in all material respects.

Section 5.9 Labo Interests. Seller directly owns one hundred percent (100%) of the issued and outstanding Interests of Labo, free and clear of all Encumbrances, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of Labo and (iii) for any restrictions on sales of securities under applicable securities Laws. The Labo Interests constitute all of the issued and outstanding Interests of Labo. Labo does not own any Interest in any other Person. Since the date of its formation, Labo has not, directly or indirectly, conducted any business or incurred any Liabilities other than holding Real Property interests.

Section 5.10 Material Contracts.

(a) Schedule 5.10(a) lists all of the following Transferred Contracts (excluding, for the avoidance of doubt, any Benefit Plan) which are in effect on the Effective Date (the “Material Contracts”):

(i) all Transferred Contracts that individually involved expenditures or issued purchase orders (whether by or to Seller or an Affiliate thereof) in excess of $5,000,000 in the calendar year ended December 31, 2023;

(ii) all Transferred Contracts between Seller and any of its Affiliates that will not be terminated prior to Closing that individually is expected to involve future expenditures (whether by or to Seller) in excess of $1,000,000 in any year;

(iii) all collective bargaining agreements or other agreements with any labor union, employees’ association, or other employee representative of a group of Business Employees (“Collective Bargaining Agreements”);

(iv) all Transferred Contracts evidencing Indebtedness of Seller in excess of $2,000,000 in any year;

(v) all Transferred Contracts providing for the extension of credit by Seller in excess of $2,000,000 in any year, other than the extension of credit to vendors in the Ordinary Course of Business;

(vi) all gas transportation or gas storage contract that involved payments by the Business in excess of $5,000,000 in the year ended December 31, 2023;

(vii) all Transferred Contracts restricting the right of Seller to compete with any Person or in any line of business or geographic area;

(viii) all settlement, conciliation or similar agreements with any Governmental Entity relating to the Business, the Purchased Assets or the Assumed Obligations that will involve payment after the Effective Time of any amount; and

(ix) all partnership, joint venture, and joint ownership agreements, and all similar material agreements (however named) involving a sharing of assets, profits, losses, costs, or Liabilities.

(b) Seller has made available to Buyers copies of all Material Contracts together with all material amendments, waivers, and other changes thereto, which are correct and complete in all material respects, except as set forth on Schedule 5.10(b). Except as set forth on Schedule 5.10(b), as of the date hereof: (i) each Material Contract is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, including by estoppel or waiver by the parties thereto, and, to Seller’s Knowledge, is a valid and binding obligation of each other party thereto, enforceable against it in accordance with its terms, including by estoppel or waiver by the parties thereto, in each case except as the same may be limited by the Remedy Exceptions; and (ii) neither Seller, nor, to Seller’s Knowledge, any other party thereto, is (or, upon the passage of time or the giving of notice, or both, would be) in default under or breach of any Material Contract in each case, except for breaches, violations, or defaults as would not be material, individually or in the aggregate, to the Business.

(c) All agreements entered into or otherwise used by Seller or its Affiliates for the purchase, supply, transmission, transportation, storage, and delivery of natural gas or other energy commodities, or for the management of price or other risks associated therewith, in each case that relate exclusively to the Business, have been approved by or otherwise satisfy all requirements of the Applicable Commission, except as set forth on Schedule 5.10(c).

Section 5.11 Support Obligations. Schedule 5.11 sets forth all Credit Support in effect as of the Effective Date and maintained by Seller or its Affiliates for the benefit of the Business pursuant to applicable Law or the terms of a Material Contract or Transferable Permit, including guarantees, letters of credit, escrows, sureties, performance bonds, security agreements and other similar arrangements.

Section 5.12 Intellectual Property.

(a) Seller and its Affiliates exclusively own the material Business Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. Seller has taken commercially reasonable measures to preserve confidentiality of all material Business Confidential Information of Seller, or of any Third Party to which Seller has an obligation of confidentiality, in its possession.

(b) The Business Intellectual Property combined with the (i) Intellectual Property licensed pursuant to (A) the Shared Contracts and (B) the Transferred Contracts included in the Purchased Assets, (ii) the Intellectual Property (A) (1) that will be available to Buyer or the Business under the Transition Services Agreement or (2) that will be utilized by Seller to provide “Services” to Buyer under the Transition Services Agreement (assuming, in each case, all necessary third party consents are obtained) or (B) that relate to “Excluded Services” under the Transition Services Agreement, and (iii) the Seller Marks, constitute the scope of the Intellectual Property suitable to operate the Business as conducted as of the date of this Agreement.

(c) To Seller’s Knowledge, the conduct of the Business does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person in any material respect. No Claim is pending or, to Seller’s Knowledge, threatened, that alleges any such infringement, misappropriation, dilution or other violation, except for such Claims that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. To Seller’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property in any material respect, and no Claim is pending or threatened by Seller or its Affiliates against another Person that alleges any such infringement, misappropriation, or other violation of the Business Intellectual Property.

Section 5.13 Legal Proceedings. Except as set forth on Schedule 5.13, (a) there are no Claims pending, or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates, with respect to the Business, the Purchased Assets or the Assumed Obligations and (b) there are no material Claims pending, or threatened in writing, by Seller or its Affiliates on behalf of the Business, the Purchased Assets or the Assumed Obligations against any Third Party, which, in the case of both (a) and (b) are outstanding on the date hereof and if adversely determined against the Business would be material and adverse to the Business.

Section 5.14 Compliance with Law; Orders; Permits.

(a) Except as set forth on Schedule 5.14(a), Seller and its Affiliates are, and to Seller’s Knowledge at all times since January 1, 2021 have been, in compliance with all Laws, Orders, and Permits applicable to the Purchased Assets or the Business except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.14(b), Seller or its Affiliates possess all Permits necessary to own and operate the Business and the Purchased Assets as currently operated, all of such Permits are in full force and effect, and no appeal or other proceeding is pending or, to Seller’s Knowledge, threatened in writing to revoke any such Permits, except where the failure to have such Permit, such failure to be in effect, or such appeals or proceedings would not, individually or in the aggregate, be material to the Business, taken as a whole.

(c) Seller has all Franchises and other rights required under applicable Law to provide natural gas distribution service to retail distribution customers located within the Territories, except for such Franchises as would not reasonably be expected to materially and adversely affect Buyers’ operation of the Business as currently operated or use of the Purchased Assets in the manner currently used.

Section 5.15 Anti-Corruption; Anti-Money Laundering; Sanctions.

(a) Since January 1, 2019, neither Seller nor its directors or officers has, on behalf of the Business or the Purchased Assets, breached or is in breach of any applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act or any other applicable Laws relating to anti-bribery and anti-corruption in any material respect.

(b) Each of Seller and any Person controlling Seller are, with respect to the Business and the Purchased Assets, in compliance in all material respects with all anti-money laundering Laws related to the prevention of money laundering and terrorist financing, including the Bank Secrecy Act and the USA PATRIOT Act in the jurisdictions in which Seller, or such Person controlling Seller, as applicable, operate.

(c) Seller is not a Person that is, or is fifty percent (50%) or more owned or controlled by a Person or Persons that are: (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(d) To Seller’s Knowledge, no sale or other transaction contemplated by this Agreement will violate Sanctions.

Section 5.16 Environmental Matters.

(a) Except as set forth on Schedule 5.16(a), or except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller or its Affiliates hold all Environmental Permits necessary for Seller and its Affiliates to operate the Business as currently operated and Seller and its Affiliates are in compliance with applicable Environmental Laws and all such Environmental Permits.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither Seller nor any of its Affiliates has, since January 1, 2021, entered into or been subject to any Order, or received any written notice, regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, in each case relating to the ownership or operation of the Business or the Purchased Assets, except for Orders or notices, with respect to matters that have been resolved, settled, or withdrawn.

(c) Except as set forth on Schedule 5.16(c), or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) there is and has been no Release at, from, in, on, or beneath any of the Real Property that could form a basis for an Environmental Claim; and (ii) there are no written Environmental Claims pending or, to Seller’s Knowledge, threatened in writing that relate to the Purchased Assets or the Business.

(d) There have been no material audits, environmental assessments or reports conducted by or on behalf of Seller or any of its Affiliates in respect of any of the Real Property or the Business during the past three years, other than those for which copies of the associated reports within Seller’s or such Affiliate’s possession or control have been provided to Buyers.

(e) Except as set forth on Schedule 5.16(e), or as would not, individually or in the aggregate, have a Material Adverse Effect, neither Seller, nor any of its Affiliates or the Business has expressly assumed or undertaken any Liability relating to Environmental Laws of another Person, nor has agreed to indemnify any other Person against Liability under Environmental Laws.

(f) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.16 and Section 5.14(a) are Seller’s sole and exclusive representations and warranties regarding Environmental Laws and Environmental Permits.

Section 5.17 Taxes. Except as set forth on Schedule 5.17:

(a) All material Tax Returns related to Asset Taxes required to have been filed have been filed in a timely manner, such Tax Returns are true, correct and complete in all material respects, and all material Asset Taxes required to have been paid have been paid in full. There are no material audits or other examinations pending or, to Seller’s Knowledge, threatened in writing relating to Asset Taxes. No claim has been made since January 1, 2018 by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to Asset Taxes. Seller has not granted any waiver of any statute of limitations regarding, or any extension of any period for the assessment of, any material Asset Tax. There are no Encumbrances for material Taxes on any of the Purchased Assets other than for Permitted Encumbrances.

(b) At all times since its formation, Labo has been properly treated as an entity disregarded as separate from Seller for U.S. federal Income Tax purposes. All Tax Returns required to be filed by or with respect to Labo (excluding any Tax Returns that include Seller or any of its Affiliates as a result of Labo being included in any combined, consolidated, unitary or other group with such Person or being disregarded as an entity separate from such person for Tax purposes) have been filed in a timely manner, such Tax Returns are true, correct and complete in all material respects, and all Taxes required to have been paid by or on behalf of Labo have been paid in full (whether or not shown on any such Tax Return). There are no audits or other examinations pending or, to Seller’s Knowledge, threatened in writing relating to Taxes or Tax Returns of Labo. No claim has been made since January 1, 2018 by any Governmental Entity in a jurisdiction where Labo does not file Tax Returns that Labo is or may be subject to taxation by that jurisdiction. Seller has not granted any waiver of any statute of limitations regarding, or any extension of any period for the assessment of, any such Tax. There are no Encumbrances for Taxes on any of the property of Labo other than Permitted Encumbrances. Labo does not have any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract. Labo is not party to or bound by, and does not have any obligation under, any Tax allocation, Tax indemnity or Tax sharing agreement or similar contract or arrangement, in each case, the principal purpose of which relates to the allocation or sharing of Taxes.

(c) Labo has not entered into any transaction that is a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4, as modified by published Internal Revenue Service guidance).

Section 5.18 Labor Matters. Except as set forth on Schedule 5.18:

(a) (i) Seller is, and has during each of the past three years been, in compliance in all material respects with all Laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment, employee health and safety and wages and hours; (ii) Seller has not, within the past three years, received written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (iii) Seller has not, within the past three years, received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; (iv) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to Seller’s Knowledge, threatened in writing involving the Business Employees; and (v) there are no charges, complaints, or actions against Seller or any of its Affiliates pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any court, agency or governmental body or arbitrator relating to the Business Employees, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws.

(b) No employees of Seller and its Affiliates other than the Business Employees are necessary to conduct and operate the Business in the manner and to the extent currently conducted by Seller and its Affiliates, without regard to general back-office corporate functions.

(c) (i) No Labor Agreement is currently being negotiated by Seller or any Affiliate thereof with respect to the Business Employees; and (ii) no Business Employees are represented by a labor union, labor organization, works council or employee representative.

Section 5.19 Employee Benefits.

(a) Schedule 5.19(a) lists each employee benefit plan (as such term is defined in Section 3(3) of ERISA) and each other material plan, program, agreement, or arrangement providing compensation and/or benefits to employees that is maintained by, contributed to, or required to be contributed to by Seller or any of its Affiliates as of the date hereof on account of current or former Business Employees (each, a “Benefit Plan”); provided, that with respect to employment agreements, long-term incentive agreements and similar agreements, only the forms of such agreements and arrangements shall be listed, together with any material deviations from such forms.

(b) With respect to each Benefit Plan, Seller has made available to Buyers copies of each of the following documents: (i) each Benefit Plan (including all amendments thereto) or, in the case of any unwritten Benefit Plan, a written summary of all material terms thereof; (ii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Benefit Plan; and (iii) the most recent determination letter received from the United States Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as set forth on Schedule 5.19(c):

(i) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified. To the Seller’s Knowledge, nothing has occurred that would be reasonably expected to materially adversely affect the qualified status of such Benefit Plan;

(ii) Each Benefit Plan has been maintained, funded, and administered in material compliance with its terms and in material compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to Seller’s Knowledge, threatened Claims, audits or investigations relating to or by or on behalf of any of the Benefit Plans, by any Business Employee or any beneficiary thereof covered under any such Benefit Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits) that would result in Liability to Buyers or the Business; and

(iii) (A) No Benefit Plan that is a pension plan (other than a Multiemployer Plan (as defined below)) subject to minimum funding requirements, including any multiple employer plan (each a “Single Employer Plan”) in which Business Employees participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code, and (B) no Single Employer Plan covering Business Employees which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. No Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(d) Except as set forth on Schedule 5.19(d), or as otherwise expressly provided for in Section 7.13, the consummation of the Transactions will not accelerate the vesting or the time of payment, or materially increase the amount, of any compensation or benefits of any Business Employee. Neither the execution of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event) will result in any “excess parachute payment” (as such term is defined in Section 280G of the Code).

Section 5.20 Information Technology and Data Security.

(a) To Seller’s Knowledge, the IT Assets (i) are functioning properly (in the case of hardware, ordinary wear and tear excepted) in all material respects as required by Seller for the support of the Business; and (ii) are not suffering any material error, breakdown, failure, or security breach that, since January 1, 2022, has caused unauthorized disclosure or corruption of material Business Confidential Information or material disruption or interruption to the Business or the operation of the IT Assets. Seller has used commercially reasonable efforts to minimize the possibility the introduction of viruses, trojan horses, backdoors or other malicious code into the IT Assets.

(b) Seller has, with respect to the Business, since January 1, 2022, complied in all material respects with all applicable Laws and Contracts relating to privacy, data security and the processing of personal information collected, used or held for use by the Business. Seller has, with respect to the Business, taken commercially reasonable measures designed to ensure that personal information is protected against unauthorized access, use, or disclosure.

(c) Since January 1, 2021, Seller has not suffered any security breach that was reportable to any Governmental Entity or any affected individual, in either case in connection with the Business.

Section 5.21 Insurance. Except as set forth on Schedule 5.21, (a) all material insurance policies of Seller providing coverage for the Purchased Assets, Assumed Obligations and the Business are in full force and effect as of the date hereof, (b) Seller is not in material breach of or default under, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach of or default under, or permit termination or modification under, any such policies, (c) all material premiums due with respect to each such policy have been paid, and (d) since the most recent renewal date, Seller has not received any written notice threatening termination of, material premium increases with respect to, or material alteration of coverage under, any such policies.

Section 5.22 Real Property.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, Schedule 5.22(a) sets forth a true, correct and complete list of (i) all Owned Real Property, (ii) all Leases and (iii) all Purchased Easements, in each case as of the Effective Date.

(b) Except as would not be reasonably expected to result in a Material Adverse Effect, Seller will immediately prior to the Closing have good and marketable fee simple title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property, and good and valid easement interests in the Purchased Easements, free and clear of all Encumbrances except Permitted Encumbrances. Other than Permitted Encumbrances, Seller has not entered into any leases, subleases or licenses permitting another party to use or occupy any portion of the Owned Real Property or Leased Real Property. The Purchased Easements, together with the Owned Real Property, Leased Real Property and other real property and interests in real property included in the Purchased Assets, constitute all material real property and interests in real property that are used in or otherwise required for the operation of the Business as currently conducted (other than real property associated with shared or other corporate functions located outside of the Territories).

(c) Except as set forth on Schedule 5.22(c), there is no litigation pending or, to Seller’s Knowledge, threatened in writing, involving Seller’s ownership of, or title to, the Owned Real Property, Seller’s interest in the Leased Real Property subject to the Leases, Seller’s interest in the Purchased Easements, or Seller’s use or occupancy of the Real Property, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.23 Brokers and Finders(a) . Seller and its Affiliates have not incurred, and will not incur, any Liability for a finder’s fee, brokerage commission, or similar payment relating to the Transactions for which Buyers or any of its Affiliates will have any responsibility.

Section 5.24 Exclusivity of Representations and Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE V OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 4.2(A) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULES), NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING TO THE PURCHASED ASSETS TO BUYERS OR ANY OF THEIR AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES, AND SELLER, ON BEHALF OF ITSELF, ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES, AND SUCH PARTIES HEREBY DISCLAIM ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES AND ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS, ESTIMATES, FINANCIAL STATEMENTS, FINANCIAL INFORMATION, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO BUYERS OR ANY OF BUYERS’ AFFILIATES OR REPRESENTATIVES, INCLUDING OMISSIONS THEREFROM, AND NEITHER SELLER, ITS AFFILIATES, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYERS OR ANY OF THEIR AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS,

OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS, OR OTHER REPRESENTATIVES OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE V OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 4.2(A) (IN EACH CASE, AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULES).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (unless such representation and warranty is expressly made as of a specific date, in which case Buyers represent and warrant to Seller as of such date) as follows:

Section 6.1 Organization and Good Standing. Each Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority to own, lease, and operate its assets and to carry on its business as presently conducted. As of the Closing, each Buyer will be duly qualified and licensed to do business as a foreign entity in good standing in each jurisdiction in which the conduct of the Business, or the ownership or operation of any Purchased Assets, by each Buyer makes such qualification and licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, have a material adverse effect on the ability of each Buyer to perform its obligations under this Agreement or consummate the Transactions on a timely basis.

Section 6.2 Authority and Enforceability. Each Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyers of this Agreement and the Ancillary Agreements to which they are a party, the performance by Buyers of this Agreement and the Ancillary Agreements, and the consummation by Buyers of the Transactions have been duly and validly authorized by all necessary organizational action on Buyers’ part. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Buyers, and constitutes or will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of Buyers, enforceable against Buyers in accordance with their respective terms, except to the extent that enforceability may be limited by the Remedy Exceptions.

Section 6.3 No Conflicts. Except as set forth on Schedule 6.3, assuming: (i) the Required Regulatory Approvals are sought and obtained in accordance with this Agreement; (ii) the receipt of all Listed Consents; and (iii) the waiver of, or compliance with, all Preferential Purchase Rights, none of the execution, delivery, and performance by Buyers of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, will:

(a) violate or conflict with any of each Buyer’s Governing Documents in any material respect;

(b) violate any Law or Order applicable to Buyers or any of its property, except for any such violations of Law or Order that would not have a material adverse effect on the ability of Buyers to perform their obligations under this Agreement or consummate the Transactions, or that arise as a result of any facts or circumstances relating to Seller or any of its Affiliates;

(c) require any declaration, filing, or registration by Buyers or any of their Affiliates with, or notice by Buyers or any of their Affiliates to, or authorization, consent, or approval with respect to Buyers or any of their Affiliates of, any Governmental Entity, except for any such declarations, filings, registrations, notices, authorizations, consents, or approvals: (i) the failure of which to obtain or make would not have a material adverse effect on the ability of Buyers to perform their obligations under this Agreement or consummate the Transactions; or (ii) as may be required pursuant to the HSR Act; or

(d) other than the Required Regulatory Approvals, violate, conflict with, result in a breach of, require any consent or approval of, or (with or without notice or lapse of time or both) constitute a default, give rise to any right of modification, acceleration, payment, cancellation, or termination under or pursuant to any loan agreement, note, bond, mortgage, indenture, or other material instrument or agreement to which Buyers or their Affiliates is a party or by which Buyers or any of their Affiliates or any of their assets may be bound, except for any such violations, conflicts, breaches, consents, approvals, defaults, or other occurrences that would not have a material adverse effect on the ability of Buyers to perform their obligations under this Agreement or consummate the Transactions on a timely basis or arise as a result of any facts or circumstances relating to Seller or its Affiliates.

Section 6.4 Financial Capability.

(a) Assuming (i) the financing contemplated by the Debt Financing Commitment Letters and the Equity Commitment Letters is funded in accordance therewith and (ii) the conditions set forth in Section 8.1 and Section 8.2 are satisfied at Closing, Buyers will have at the Closing sufficient cash or other sources of immediately available funds to pay the Purchase Price and any fees, costs, and expenses incurred by Buyers in connection with the Transactions and to perform their other obligations hereunder. As of the Effective Date, Buyers do not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the availability of such funds or otherwise impair such capability at the Closing.

(b) Concurrently with the execution of this Agreement, Buyers have delivered to Seller the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect, has not been amended or modified, and is a legal, valid, binding, and enforceable obligation of Buyer and Buyers’ Sponsors other than Delta Utilities Midco, subject to the Remedies Exception. To the Knowledge of Buyer, no event has occurred which (with or without notice, lapse of time, or both) would constitute a breach, violation, or default on the part of, or permit termination, modification, or acceleration by, Buyers or Buyers’ Sponsors other than Delta Utilities Midco under the Limited Guarantee.

(c) Buyers have delivered to the Seller true and complete fully executed copies of (i) executed commitment letters, dated as of the date hereof between certain Buyers or the direct or indirect parent companies of such Buyers and the Financing Sources party thereto (including all exhibits, schedules and annexes thereto, and the executed fee letters (the “Fee Letters”) associated therewith (provided that the amount of fees, flex provisions, pricing terms and pricing caps set forth in any commitment letter or any Fee Letter may be redacted; provided, further, that none of the redacted terms would reasonably be expected to (x) materially and adversely affect or delay the availability of the Debt Financing or (y) materially and adversely affect the conditionality, availability, enforceability or aggregate principal amount of the Debt Financing), as the same may be amended pursuant to Section 7.25, collectively, the “Debt Financing Commitment Letters” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt financing in the amounts set forth therein (the “Debt Financing”) and (ii) the Equity Commitment Letters, pursuant to which the Buyers’ Sponsors have agreed and committed, subject to the terms and conditions thereof, to invest in Buyers, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing” and, together with the Debt Financing, the “Financing Commitments”) for the purpose of satisfying Buyers’ obligations under this Agreement and to consummate the Transactions and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing. The Equity Commitment Letters provide that the Seller is an express third-party beneficiary thereof and Buyers and the Buyers’ Sponsors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights.

(d) As of the date of this Agreement, the Financing Commitment Letters and the terms of the Financing Commitments have not been withdrawn (and no party thereto has indicated an intent to so withdraw), amended, restated or otherwise modified or waived, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect, and to the Knowledge of Buyers, no such amendment, restatement or modification thereto is contemplated; provided that the exercise of “market flex” provisions contained in the Fee Letters shall not constitute an amendment or modification of the Debt Financing Commitment Letters. As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Buyers and, to the Knowledge of Buyers, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).

(e) There are no side letters or other legally binding agreements, contracts or arrangements relating to the funding or investing, as applicable, of the full amount of the Equity Financing or, to the Knowledge of Buyers, the Debt Financing, other than as expressly set forth in the Equity Commitment Letters or the Debt Financing Commitment Letters, as applicable. Neither the Equity Financing nor the Debt Financing is subject to any conditions precedent other than those expressly set forth in Section 2 of the Equity Commitment Letters or Section 6 of each Debt Financing Commitment Letter, as applicable.

(f) Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, and assuming the funding in full of the Financing, the net proceeds of the Financing Commitments, when funded in accordance with the Financing Commitment Letters, will be, in the aggregate (both before and after giving effect to the exercise of any or all applicable “market flex” provisions), sufficient for the satisfaction of Buyers’ obligations under this Agreement and to consummate the Transactions and to pay all fees and expenses reasonably expected to be incurred in connection herewith and with the Financing Commitments.

(g) As of the date of this Agreement, (i) to the Knowledge of Buyers, no event has occurred which would constitute or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would constitute or would reasonably be expected to constitute a default) on the part of any party to the Financing Commitment Letters, under the Financing Commitment Letters, and (ii) Buyers have no reason to believe that any of the conditions to the Financing Commitments will not be satisfied (or that the full amount of the Equity Financing and the full amount of the Debt Financing will not be available to Buyers) on or prior to the Closing Date. Buyers will fully pay when due (and has paid to the extent required to be paid prior to the date of this Agreement) any and all commitment and other fees, costs and expenses that are required to be paid pursuant to the Financing Commitment Letters or otherwise in connection with the Financing Commitments.

Section 6.5 Brokers and Finders. Buyers and their Affiliates have not incurred, and will not incur, any Liability for a finder’s fee, brokerage commission, or similar payment relating to the Transactions for which Seller or any of its Affiliates will have any responsibility.

Section 6.6 Legal Proceedings. There are no Claims pending or, to Buyers’ Knowledge, threatened in writing, which, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of Buyers to effect the consummation of the Transactions or otherwise prevent Buyers from performing in all material respects their obligations under this Agreement or any of the Ancillary Agreements. To Buyers’ Knowledge, there is no fact relating to Buyers’ or any of their Affiliates’ respective businesses, operations, assets, financial condition, or legal status, including any officer’s, director’s, or current employee’s status, that would reasonably be expected to impair or delay the ability of the Parties to promptly obtain the Required Regulatory Approvals.

Section 6.7 Regulation as a Utility. Buyers are not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country, or any municipality or any political subdivision of the foregoing.

Section 6.8 Solvency. As of (a) the date of this Agreement and (b) as of the Closing and immediately after consummating the Transactions (including the Financing Commitments), Buyers and their consolidated Subsidiaries, taken as a whole, will not: (i) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable Liability on their debts and Liabilities as they become absolute and matured); (ii) have unreasonably small capital with which to engage in their businesses; or (iii) have incurred, or plan to incur, debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Buyers and no obligation is being incurred by Buyers in connection with the Transactions (including the Financing Commitments) with the intent to hinder, delay, or defraud either present or future creditors of Buyers or their Subsidiaries.

Section 6.9 Investigation by Buyers. Each Buyer has performed all due diligence that it has deemed necessary to perform concerning the Business, the Purchased Assets, and the Assumed Obligations in connection with its decision to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, and thereby and acknowledges that such Buyer, its Affiliates, and its Representatives have been provided access to the personnel, properties, premises, and records of Seller for such purpose. In entering into this Agreement, each Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in Article V of this Agreement and any Ancillary Agreement, and each Buyer:

(a) acknowledges that none of Seller or any of its Affiliates or Representatives makes or has made any representation or warranty, of any kind or nature whatsoever, either express or implied, oral or written, as to the accuracy or completeness of any of the information provided or made available to Buyers or any of their Affiliates or Representatives, except that the foregoing limitations shall not apply with respect to Seller to the specific representations and warranties set forth in Article V of this Agreement or any Ancillary Agreement, but always subject to the limitations and restrictions contained herein;

(b) agrees, to the fullest extent permitted by applicable Law, that none of Seller or any of its Affiliates or Representatives shall have any Liability whatsoever to Buyers on any basis based upon any information provided or made available, or statements made, whether oral or written, to Buyers or any of their Affiliates or Representatives (including any documents, financial statements, estimates, budgets, forecasts, including forecasted natural gas demand, information, projected information, Third Party reports, such as the quality of earnings report or the market and regulatory vendor due diligence report, or other material), in any “data rooms,” teaser, confidential information memorandum, due diligence discussions, management presentations, or otherwise in connection with the Transactions except with respect to the representations and warranties set forth in Article V of this Agreement and the Ancillary Agreements; provided, that nothing in this Section 6.9 shall in any way be deemed to limit or modify any rights of Buyers or their Affiliates under the Insurance Policy or to the extent arising from or related to Fraud or inhibit Buyers from obtaining any remedies Buyers may have against any insurer under the Insurance Policy or to the extent arising from or related to Fraud;

(c) acknowledges that there are inherent uncertainties in any estimates, budgets, forecasts, including forecasted natural gas demand, Third Party reports, projected information estimates, or similar information, and that Buyers take full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, budgets, forecasts, Third Party reports, projected information estimates, or similar information (including the reasonableness of the assumptions underlying any such estimates, budgets, forecasts, projected information estimates, or similar information); and

(d) acknowledges that, except as expressly set forth in Article V of this Agreement and the Ancillary Agreements, as qualified by the Seller Disclosure Schedules, or in the Ancillary Agreements there are no representations or warranties of any kind, express or implied, oral or written, with respect to the Business, the Purchased Assets, or the Assumed Obligations.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1 Conduct of the Business.

(a) From the Effective Date and prior to the earlier to occur of the Closing Date and the date that this Agreement is validly terminated in accordance with Article IX (the “Interim Period”), except: (i) as expressly required or expressly permitted by this Agreement (including as described on Schedule 7.1 of the Seller Disclosure Schedules and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Ancillary Agreements or as required by Law (including any COVID-19 Measures and any action taken, or omitted to be taken, by Seller or its Affiliates pursuant thereto); (ii) for the effect of the announcement and consummation of the Transactions; and (iii) as otherwise approved in writing by Buyers (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates, including CEIP and Labo, to use commercially reasonable efforts to operate the Purchased Assets and the Business in the Ordinary Course of Business.

(b) Without limiting the generality of the foregoing, during the Interim Period, except as otherwise contemplated by this Agreement (including as described on Schedule 7.1 of the Seller Disclosure Schedules and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Ancillary Agreements, in the Ordinary Course of Business, or as required by Law (including any COVID-19 Measures and any action taken, or omitted to be taken, by Seller or its Affiliates pursuant thereto), or the terms of any Contract to which Seller or any of its Affiliates is a party, and except as otherwise approved in writing by Buyers (which approval shall not be unreasonably withheld, conditioned, or delayed), Seller shall not (with respect to the Business, Purchased Assets and Assumed Obligations), and shall cause its Affiliates, including CEIP and Labo, not to:

(i) sell, lease (as lessor), transfer, or otherwise dispose of any of the Purchased Assets, other than: (A) the use, disposal or sale of Inventory in the Ordinary Course of Business; (B) the disposal of Purchased Assets having an aggregate value of less than $3,000,000; or (C) the disposal of obsolete, defective, or surplus Purchased Assets that are no longer useful in the Business;

(ii) terminate, assign or relinquish any material rights under, grant any material waiver or material consent under, or amend in any material respect, any of the Material Contracts or Transferable Permits, except for: (A) the expiration of any Material Contract or Transferable Permit in accordance with its terms and (B) amendments in the Ordinary Course of Business, including to extend the term of any such Material Contract or Transferable Permit;

(iii) enter into any Transferred Contract that would constitute a Material Contract if in existence as of the date hereof unless such Transferred Contract is an agreement for the provision of commodities, goods, software, or services by any Third Party (other than an Affiliate) entered into in the Ordinary Course of Business that may be terminated by Buyers, without penalty or cost, on no more than 90 days prior written notice following the Closing;

(iv) materially increase or decrease the number of, or transfer a material number of employees from, the positions of employment in which Business Employees are employed, except in the Ordinary Course of Business;

(v) grant any increase in the compensation of, or grant any bonus or retention or severance pay to, Business Employees, except: (A) for increases in compensation and bonuses in the Ordinary Course of Business; (B) for bonuses, including long-term incentive awards, and retention and severance pay that will be fully paid by Seller; and (C) for any acceleration of the vesting or payment of any cash incentive, equity or equity-based compensation that will be paid by Seller;

(vi) settle or compromise any pending or threatened action, suit, or proceeding or any claim or claims, that in the aggregate, would reasonably be expected to be greater than $5,000,000;

(vii) fail to make capital expenditures in accordance with the capital plan set forth on Schedule 7.1(b)(vii), subject to a 10% annual variance;

(viii) fail to (A) pay and perform its obligations under any Lease or Purchased Easement, or (B) maintain the Real Property in the Ordinary Course of Business;

(ix) purchase or acquire, or enter into any purchase and sale agreement, lease, or sublease with respect to real property in excess of $250,000 on an individual basis;

(x) enter into any Contract with any union or labor organization (including any Collective Bargaining Agreement if entered into by Seller with respect to any Business Employees) or amend or modify any Collective Bargaining Agreements in any material respect;

(xi) with respect to Asset Taxes or Taxes and Tax Returns of Labo, (A) make, revoke or change any material election, (B) settle or compromise any Tax audit, claim, or assessment of any material liability for Taxes, (C) file any amendment to a Tax Return which may result in a material adjustment of any item of income, gain, deduction or loss with respect to the Business, (D) enter into any closing agreement or obtain any Tax ruling affecting any material Tax liability or refund, (E) surrender any right to claim a refund of any material Tax liability or refund, (F) consent to any extension or waiver with respect to any material Tax claim, assessment, or liability, or (G) change any material Tax accounting methods, provided, however, that nothing in this Section 7.1(b)(xi) shall prevent Seller from taking any action that generally affects the assets or business of Seller or that primarily affects the assets or business of Seller other than the Purchased Assets or the Business;

(xii) with respect to Labo:

(A)

(1) authorize for issuance, issue, grant, sell, deliver or dispose of, or grant to any Person any right or option to acquire any Interests of Labo or its Subsidiaries, or Interests convertible into such Interests, or any rights, warrants, calls, subscriptions or options to acquire any such Interests or convertible Interests or (2) amend any term of any Interests of Labo or its Subsidiaries, or any Interests convertible into any such Interests, or any rights, warrants, calls, subscriptions or options to acquire any such Interests or convertible Interests (in each case, whether by merger, consolidation, acquisition of stock or assets or otherwise);

(B)

merge or amalgamate into or with any Person or consolidate with any Person or acquire all or substantially all of the business or assets of, or enter into any joint venture or partnership arrangement with, another Person;

(C)	sell, transfer or otherwise dispose of any of the material assets of Labo, other than the use, disposal or sale of Inventory in the Ordinary Course of Business;

(D)	acquire, outside of the ordinary course of business or consistent with past practice or industry practice, any material assets or liabilities;

(E)	commit Labo to declaring or paying any distribution or dividend to any Person, except for distributions of available cash to Seller in the Ordinary Course of Business;

(F)	amend, supplement, modify or waive or propose to amend (including by failure to enforce the terms thereof) the Governing Documents of Labo;

(G)	change the U.S. federal income tax classification of Labo;

(H)

except in the Ordinary Course of Business, permit Labo to (i) create, incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any Person; or

(I)

adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or make any voluntary bankruptcy or insolvency filing (or consent to any involuntary filing) or reorganization;

(xiii) merge or amalgamate into or with or consolidate with, acquire all or substantially all of the business or assets of, or enter into any joint venture or partnership arrangement with another Person, in each case, involving the Business;

(xiv) agree or commit to take any action which would be a violation of the restrictions set forth in this Section 7.1(b).

Section 7.2 Access.

(a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller or any of its Subsidiaries by Third Parties that may be in Seller’s or any of its Subsidiaries’ possession from time to time, from the date hereof until the Closing Date, to the extent permitted by applicable Law, including in accordance with the HSR Act, Seller shall, and shall cause its Affiliates to, during ordinary business hours and upon reasonable notice: (i) give Buyers and any of their Affiliates or Representatives reasonable access to the physical sites, properties, facilities, financial materials, books and records of Seller and its Affiliates related to the Business, the Purchased Assets and the Assumed Obligations; (ii) permit Buyers, their Affiliates and their respective Representatives to make such reasonable inspections thereof as Buyers may reasonably request; (iii) furnish Buyers with (or provide access to) such financial and operating data and other information with respect to the Business, Purchased Assets and Assumed Obligations (and any properties, facilities, books and records related thereto) as Buyers may from time to time reasonably request; and (iv) furnish Buyers with (or provide access to) a copy of each material report, schedule, or other Document (and any properties, facilities, financial materials, books and records related thereto) (which may be reasonably redacted by Seller to the extent not related to the Business) filed or submitted by Seller with, or received by Seller from, any Governmental Entity, in each case: (A) to comply with reporting, disclosure, filing, or other requirements imposed on Buyers or their Affiliates (including under applicable securities Laws) or for other bona fide business reasons; (B) to satisfy audit, accounting, claims, regulatory, litigation, subpoena, or other similar requirements; or (C) to comply with the obligations of Buyers under this Agreement or the Ancillary Agreements; provided, however, that any such access will be conducted at Buyers’ risk and expense, at a reasonable time, under the supervision of Seller’s or its Affiliates’ personnel; and (w) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, including the business of Seller and its Affiliates; (x) none of Seller or its Affiliates shall be required to take any action which would constitute or result in a waiver of any of the foregoing to the extent subject to the attorney-client privilege, attorney work product privilege, or other applicable legal privilege of Seller or any of its Affiliates or Representatives; (y) Seller shall not be required to supply any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto; and (z) none of Seller or its Affiliates shall be required to supply Buyers with any information which Seller or its Affiliate is under a legal obligation not to supply; provided, further, that Buyers’ access to the Real Property may be limited to the extent Seller reasonably determines, including in light of the COVID-19 Pandemic, pursuant to the restrictions of any Contracts or instruments related to or governing the Real Property, or any such access that would jeopardize the health and safety of any of its employees or other Representatives. Notwithstanding the foregoing, Seller may, upon the advice of outside counsel, which may be internal counsel, reasonably designate any competitively sensitive material provided to Buyers under this Section 7.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to Buyers’ outside counsel, and Buyers shall cause such outside counsel not to disclose such materials or information to any Buyer’s Affiliate or employees, officers, directors, or other Representatives of any Buyer, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything herein to the contrary, no such access, disclosure, or copying shall be permitted for a purpose relating to a dispute or potential dispute between Seller and Buyers or any of their respective Affiliates. All requests for access and information pursuant to this Section 7.2 shall be made to such Representatives of Seller as Seller shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

(b) Notwithstanding anything in this Section 7.2 to the contrary: (i) Buyers will not have access to human resources, personnel, and medical records if such access could, in Seller’s opinion (in its sole discretion), subject Seller to risk of Liability or otherwise violate applicable Law, including the Health Insurance Portability and Accountability Act of 1996; (ii) Buyers will not have access to any information to the extent relating to any Tax Return of Seller or any of its Affiliates that does not constitute a Document; and (iii) any investigation of environmental matters by or on behalf of Buyers will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyers will not have the right to perform or conduct any sampling or testing at, in, on, or underneath any of the Purchased Assets without the express written consent of Seller (which consent can be withheld, conditioned or delayed in Seller’s sole discretion). Buyers shall abide by Seller’s safety rules, regulations, and policies (including the execution and delivery of any documentation or paperwork (e.g., Liability releases)) with respect to Buyers’ access to any of the Real Property. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Buyers shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. No investigation by Buyers or other information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty, covenant, or agreement given or made by Seller in this Agreement.

(c) (i) BUYERS, THEIR AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, AS APPLICABLE, WAIVE AND RELEASE ALL DAMAGES AND LOSSES AGAINST THE SELLER INDEMNIFIED PARTIES FROM AND (ii) BUYERS SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ALL DAMAGES AND LOSSES RESULTING FROM OR RELATING TO THE ACTIVITIES OF BUYERS, THEIR AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES UNDER THIS Section 7.2, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER INDEMNIFIED PARTIES. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

Section 7.3 Access to Books and Records; Cooperation. Each Party and its Affiliates shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, and other papers relating to the Business, the Purchased Assets, including the Documents in its possession or control, and the Assumed Obligations for at least seven (7) years following the Closing Date or for such longer period as may be required by Law or any applicable Order, and shall cause its Affiliates to provide the other Party and its Affiliates and Representatives reasonable access during regular business hours to such books and records (including the right to receive hard or electronic copies thereof) and to the employees of such Party as reasonably requested by the other Party or its Affiliates and will be conducted in such a manner as not to unreasonably interfere with the operation of the business of any Party or its respective Affiliates, including the Business after the Closing in the case of Buyers; provided, that such access for either Party or its Affiliates and Representatives will not include any records (a) to the extent prohibited by any obligation of confidentiality owed to a Third Party, (b) that involve information pertinent to any Claim in which either Party or its Affiliates, on the one hand, and the other Party and its Affiliates, on the other hand, are then currently engaged in, or (c) that are privileged under the attorney-client privilege, attorney work product privilege, or any other applicable privilege of a Party or that would otherwise result in an action that would constitute or result in a waiver of such privileges; provided, however, that in the case of clause (c), each Party shall use respective commercially reasonable efforts to disclose such applicable information in a manner that would not reasonably be expected to constitute a waiver of the applicable privilege. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith.

Section 7.4 Confidentiality.

(a) Each Buyer acknowledges that the information being provided to it in connection with the Transactions and the consummation thereof (including the terms and conditions of this Agreement and the Ancillary Agreements) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Each Buyer, its Affiliates, and its and their respective Representatives shall hold in confidence all confidential information obtained from Seller or its Affiliates or Representatives, whether or not relating to the Business, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.

(b) Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information relating solely to the Business, the Purchased Assets and the Assumed Obligations; provided, however, that each Buyer acknowledges and agrees that (i) that any and all other information provided (or made available) to it by or on behalf of Seller or any of its Affiliates or Representatives, whether prior to or after the Closing, concerning Seller, or any of its Affiliates or Representatives or their respective businesses, services, or operations shall remain subject to the terms and conditions of the Confidentiality Agreement, in each case after the Closing Date until the latter of (x) the second anniversary of the Closing and (y) the first anniversary of the termination of the Transition Services Agreement and (ii) that each Buyer shall remain subject to the non-solicit provisions of the Confidentiality Agreement until the second anniversary of the Closing.

(c) Until the second (2nd) anniversary of the Closing, Seller will, and will cause its Affiliates and Representatives to, hold all Business Confidential Information in strict confidence and not knowingly and intentionally disclose to any Person other than its Affiliates and Representatives except to the extent such information (i) is in the public domain through no violation of this Agreement by Seller, its Affiliates, or Representatives, (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources not known to be prohibited from disclosing such information to such Person by an obligation of confidentiality to any Buyer or (iii) is developed independently by Seller, any of its Affiliates or any of their respective Representatives without the use of Business Confidential Information. Notwithstanding the foregoing, Seller may disclose Business Confidential Information to the extent that such information is required to be disclosed by Seller by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with the rules of any securities commission or exchange; provided that Seller will give Buyers notice thereof as promptly as possible and, at Buyers’ expense, will reasonably cooperate with Buyers in seeking any protective orders or other relief as Buyers may reasonably request.

(d) Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the obligations contained in this Section 7.4 shall not be limited by any term limitation contained in the Confidentiality Agreement.

Section 7.5 Contact; Non-Disparagement. Except as otherwise provided in this Agreement or in the ordinary course of Buyers’ business unrelated to the Transactions, from the Effective Date until the earlier of the valid termination of this Agreement in accordance with its terms and the Closing, Buyers shall not, and shall instruct their respective Affiliates and Representatives not to, contact or communicate with the employees, material customers or material suppliers, any other Persons known by Buyers to have a material business relationship with Seller or its Affiliates, or any Governmental Entity or Representatives thereof in connection with the Transactions whether in person or by telephone, mail, or other means of communication, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing, until the second (2nd) anniversary of the Closing, Buyers and Seller shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, disparage any other Party or its Affiliates and Representatives or that has the purpose or intent of adversely affecting such other Party, its Affiliates or Representatives, in any written or oral communication with any Person; provided, that the foregoing shall not apply to true and factual statements or assertions made in the course of litigation or pursuant to any Claims, including in connection with the Insurance Policy or in respect of indemnification claims in accordance with the terms of this Agreement but, for the avoidance of doubt, excluding any Claim related to any approvals or consents contemplated in Section 7.10 or Section 7.19.

Section 7.6 Termination of Affiliate Contracts. On or prior to the Closing Date, Seller shall cause all Affiliate Contracts to be terminated without any further force or effect from and after the Closing.

Section 7.7 Interim Agreements. During the Interim Period, Seller and its Affiliates may enter into new Transferred Contracts that would constitute Material Contracts and Schedule 5.10(a) (Material Contracts) shall be deemed automatically supplemented to include such new Transferred Contracts if: (a) Buyers consent in writing thereto (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that in the event Seller has requested Buyers’ consent to enter into such Transferred Contract and Buyers have not responded to such request within three Business Days, Buyers shall be deemed to have consented to the entry into such Transferred Contract; or (b) such Transferred Contract is an agreement for the provision of commodities, goods, software, or services by any Third Party (other than an Affiliate) entered into in the Ordinary Course of Business that may be terminated by Buyers, without penalty or cost, on no more than 90 days prior written notice following the Closing.

Section 7.8 Further Assurances.

(a) Subject to the terms and conditions of this Agreement (including Section 7.10 (Governmental Approvals) which shall control with respect to matters related to the HSR Act and Required Regulatory Approvals), each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the Transactions, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each

Party’s obligations hereunder or thereunder. Neither Party will, and each Party will cause its Affiliates not to, in each case, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with, or delay the Transactions.

(b) Seller and Buyers each agree that, from time to time on or after the Closing Date, they shall execute and deliver, or cause their respective Affiliates to execute and deliver, such further documents, instruments, conveyances and assurances, and take (or cause their respective Affiliates to take) such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, none of Seller nor its Affiliates shall have any obligation to deliver to Buyers or any Third Party any of the Purchased Assets or any of the deliverables listed in Section 4.2 prior to the Closing.

(d) In the event and for so long as either Party is actively contesting or defending any third-party Claim in connection with any transaction contemplated under this Agreement, the other Party shall use its commercially reasonable efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide access to its books and records as is reasonably necessary in connection with the contest or defense; provided that, no Party shall be required to take any action which would constitute or result in a waiver of the attorney-client privilege, work product doctrine or other legal privilege unless the party to whom the privilege belongs waives such privilege.

Section 7.9 Transition Plan.

(a) During the Interim Period, in furtherance of the transactions contemplated by this Agreement, the Parties shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop and plan for a mutually acceptable transition plan for the migration and integration of the Purchased Assets, Assumed Obligations and Business to and into Buyers, subject to compliance with applicable Laws (the “Transition Plan”). The Transition Plan shall address matters agreed to by the Parties. Such cooperation may include Buyers and Seller taking the following actions: (i) promptly after execution of this Agreement, appointing a transition manager whose primary responsibility will be to plan and execute the transition and manage such Party’s transition team; (ii) promptly after execution of this Agreement, reviewing the technology, business operations and administration capabilities to be transitioned or migrated, taking into account any issues of separation arising from the Transition Plan; (iii) reviewing the services to be provided to Buyers under the Shared Contracts and the extent to which such services can be provided on a transitional basis; (iv) establishing transition teams; (v) setting regular meetings of the teams during the Interim Period; (vi) making available (during ordinary business hours and upon reasonable notice) appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning, execution and knowledge transfer; (vii) coordinating as to transitional matters with respect to Governmental Entities; and (viii) developing detailed project plans for migration and transition; provided that all such activities subject to this Section 7.9 shall be in compliance with applicable Law, including the HSR Act. The Parties acknowledge and agree that, any efforts by the Parties under this Section 7.9 may not be complete at Closing (nor shall any incomplete efforts be considered in determining whether the conditions under Section 8.2(a) have been satisfied), and the Parties shall continue the efforts described in this Section 7.9 under, and subject to, the terms of the Transition Services Agreement.

(b) In furtherance of the Transition Plan, during the Interim Period, Seller shall, and shall cause its Affiliates to, work together with Buyer in good faith and the Parties shall use their reasonable best efforts to not more than thirty (30) days following the date of this Agreement, submit jointly with Buyers to FERC a petition as provided in Section 7.10(a)(ii) and obtain as soon as possible from the relevant interstate pipeline(s), any consent(s) or agreement(s) not to oppose the waiver(s) requested in the petition for waiver and the permanent release of the interstate capacity as provided therein as provided in Section 7.10(b). If such FERC waivers have not been granted as of the Closing Date, then Seller or its Affiliates shall continue the efforts described in this Section 7.9(b) pursuant to the terms of the Transition Services Agreement.

(c) In furtherance of the Transition Plan and subject to Section 7.19, during the Interim Period, Seller shall, and shall cause its Affiliates to, work together with Buyers in good faith and the Parties shall use their commercially reasonable efforts to obtain any required consent(s) from counterparties to Seller’s asset management agreements, interstate pipeline service agreements and natural gas purchase and sales contracts that are Transferred Contracts (“Material Gas Contracts”) to (i) assign or novate such Material Gas Contracts, as appropriate, to Buyers at Closing (or for Buyers to enter into replacement agreements for such Material Gas Contracts), or (ii) in lieu of obtaining such consents, obtain from such counterparties capacity releases to preserve the capacity to which Seller is currently entitled through the transaction for the benefit of Buyers or its Affiliates. If such third party consents to assign or novate (or enter into replacements agreements for) such Material Gas Contracts have not been granted as of the Closing Date (or such counterparties have not provided the capacity releases referenced in the foregoing sentence), then Seller or its Affiliates shall continue the efforts described in this Section 7.9(c) under the terms of the Transition Services Agreement and, to the extent requested by Buyers, use commercially reasonable efforts to ensure that the capacity to which Seller is currently entitled under Material Gas Contracts is preserved through the transaction for the benefit of Buyers or its Affiliates on substantially the same economic basis.

(d) Notwithstanding anything to the contrary in this Section 7.9, Seller shall not be obligated to provide to Buyers any pricing or other information related to any Shared Contracts if provision of such information would violate the terms of the Contracts related to such Shared Contracts.

Section 7.10 Governmental Approvals.

(a) As soon as reasonably practicable following the Effective Date, but in no event later than sixty (60) days following the Effective Date (or such later date as the Parties shall mutually agree (email being sufficient) taking into account the possible expiration of any approval received), Seller and Buyers shall each file or cause to be filed: (i) with each Applicable Commission, joint applications for the approval of the Transactions, which may include seeking expedited treatment; and (ii) with FERC, (A) an application for the modification and transfer of certain service area determinations under Section 7(f) of the Natural Gas Act and (B) a petition for waivers of FERC regulations or policies as needed to facilitate the permanent release of the interstate natural gas transportation and storage capacity identified on Schedule 7.10(a) to Buyers as part of the transaction contemplated by this Agreement. In addition, within fifty (50) days following the date hereof, Seller and Buyers will each file, or cause to be filed, with the Federal Trade Commission and the United States Department of Justice, Antitrust Division, any notifications required to be filed under the HSR Act with respect to the Transactions.

(b) The Parties shall use commercially reasonable efforts to obtain consent from the affected interstate pipelines and procure a FERC Order granting waivers facilitating the permanent release of interstate natural gas transportation and storage capacity agreements to Buyers prior to the Closing.

(c) Seller and Buyers shall, and shall cause their respective Affiliates to, cooperate with each other and use commercially reasonable efforts to, as promptly as practicable (except in the case of Customary Post-Closing Consents or Listed Consents): (i) prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents, to the extent required by Law, Order, or this Agreement for consummation of the Transactions (including the Required Regulatory Approvals); (ii) obtain the transfer or assignment to Buyers of all Transferable Permits; and (iii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the Transactions (including the Required Regulatory Approvals). Each Party shall not engage in any discussions with any Governmental Entity (including the Applicable Commissions) regarding the Required Regulatory Approvals outside of the presence of a Representative of the other Party, absent written, advance approval of the other Party. Each Party shall, and shall cause its Affiliates to, furnish to the other Party such necessary information and reasonable assistance in connection with the preparation of such filings, and respond as soon as practicable to any requests for additional information or documents made in connection therewith by any Governmental Entity. Notwithstanding the foregoing, any Party may, upon the advice of counsel, which may be internal counsel, reasonably designate any competitively sensitive material provided to the other Parties under this Section 7.10(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall direct such outside counsel not to disclose such materials or information to any employees, officers, or directors of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Seller and Buyers each shall have the right to review in advance all characterizations of the information relating to it or to the Transactions which appear in any filing made by the other Party or any of its Affiliates in connection with the Transactions.

(d) Notwithstanding anything herein to the contrary, Buyers agree to take, or cause to be taken, any and all steps necessary to eliminate each and every impediment and obtain all clearances, consents, approvals (including the Required Regulatory Approvals), and waivers under the HSR Act (and any other antitrust, competition, or trade regulation Law) or other applicable requirements of Law so as to enable the Parties to close the Transactions as soon as possible, and in any event prior to the Termination Date, including: (i) offering, settling, accepting, and agreeing, committing to agree or consenting to, and effecting any undertaking, term, remedy, condition, Liability, obligation, commitment, sanction, or other measure; (ii) negotiating, committing to, and effecting by consent decree, hold separate orders, or otherwise: (A) the sale, divestiture, or disposition of Buyers’ or their Affiliates’ assets, properties, or businesses or of the Purchased Assets or the Business; (B) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations, or other arrangements of Buyers or their Subsidiaries or Affiliates or of the Purchased Assets or the Business; and (C) the entrance into any relationships, ventures, contractual rights, obligations, or other such arrangements, as necessary in order to avoid or effect the dissolution of any injunction, temporary restraining order, or other Order in any suit, proceeding, or other Claim, which would otherwise have the effect of delaying, restricting, or preventing the consummation of the Transactions prior to the Termination Date; and (iii) defending through litigation on the merits any Claim asserted by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) or other Order that would delay, restrict, or prevent the Closing from occurring prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of Buyers to take any and all steps necessary to eliminate each and every impediment and obtain all clearances, consents, approvals (including the Required Regulatory Approvals), and waivers under the HSR Act, any other antitrust, competition, or trade regulation Law, or other applicable requirements of Law so as to enable the Parties to close the Transactions as soon as possible, and in any event prior to the Termination Date.

(e) Subject to the lead role of Seller with respect to all communications and interactions with the Applicable Commissions regarding the Transactions recognized in Section 7.10(c), to the fullest extent possible and permitted by Law, in connection with any communications, meetings, or other contacts, oral or written, with any Governmental Entity in connection with the Required Regulatory Approvals, each Party shall (and shall cause its Affiliates to): (i) inform the other Party in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party, and take into account the comments of such other Party in connection with any of the matters covered by Section 7.10(c), including in connection with any analyses, appearances, presentations, written correspondence, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party relating to the HSR Act or any other antitrust or competition Law, or related investigations and inquiries, with respect to the Transactions; (iii) permit for Representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; provided, that no Party shall independently participate in any meeting with any Governmental Entity (including any Applicable Commission) in respect of any HSR Act filing or any investigation or other inquiry with respect to the Transactions without giving the other Party reasonable prior advance notice of the meeting and, to the extent permitted by such Governmental Entity (including any Applicable Commission), the opportunity to attend and participate; (iv) notify the other Party of any oral communications with any Governmental Entity (including any Applicable Commission) relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Entity (including any Applicable Commission) relating to any of the foregoing.

(f) Seller and Buyers shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, federal, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyers would otherwise be liable for any Tax Liabilities of Seller pursuant to such federal, state, and local Tax Law.

Section 7.11 Tax Matters.

(a) All transfer, documentary, recording, notarial, sales, use, registration, stamp, and other similar taxes, fees, and expenses (including, but not limited to, all applicable real estate transfer Taxes, and including any penalties, interest, and additions to any such tax) (“Transaction Taxes”) incurred in connection with this Agreement, and the Transactions, shall be borne by Buyers, regardless of whether the Tax authority seeks to collect such Taxes from Seller or Buyers. Buyers and Seller shall cooperate (i) in timely making and filing all Tax Returns as may be required to comply with the provisions of Laws relating to such Transaction Taxes and (ii) to minimize, to the extent permissible under applicable Law, the amount of any such Transaction Taxes. To the extent permitted by applicable Law, Buyers will file all necessary Tax Returns and other documentation with respect to all Transaction Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation. Seller and Buyers shall give prompt written notice to the other of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer, or similar Tax audit. In any proceedings with respect to Transaction Taxes, whether formal or informal, Buyers shall control the defense of such proceeding (at their sole cost and expense) and Seller shall take all reasonable actions required to allow such control. Buyers shall not negotiate a settlement or compromise of any Transaction Taxes without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b) After the Closing Date, Buyers will: (i) be responsible for paying any Asset Taxes and Taxes payable by Labo (other than Taxes payable on any Tax Returns that include Seller or any of its Affiliates as a result of Labo being included in any combined, consolidated, unitary or other group with such Person or being disregarded as an entity separate from such person for Tax purposes) relating to any Pre-Closing Tax Period that become due and payable on or after the Closing Date and shall file with the appropriate Governmental Entity any and all Tax Returns required to be filed on or after the Closing Date with respect to such Taxes; (ii) submit each such Tax Return to Seller no later than five (5) Business Days prior to the due date for filing such Tax Return for Seller’s review and comment; and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that this Section 7.11(b) is intended to solely address the timing and manner in which certain Tax Returns are filed and the Taxes shown thereon are paid to the applicable taxing authority and nothing within this Section 7.11(b) shall be interpreted as altering the manner in which Taxes are allocated and economically borne by the Parties pursuant to Section 3.4 or otherwise pursuant to this Agreement.

(c) Buyers and Seller will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit, or other examination by any taxing authority or any judicial or administrative proceedings relating to Liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such return, audit, or examination or proceedings. Any information obtained pursuant to this Section 7.11(c) or pursuant to any other Section hereof providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential by the Parties, except to the extent that any disclosure thereof is required by applicable Law or Governmental Entity.

(d) If, after the Closing Date, Buyers receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax, Tax payable by Labo (other than Taxes payable on any Tax Returns that include Seller or any of its Affiliates as a result of Labo being included in any combined, consolidated, unitary or other group with such Person or being disregarded as an entity separate from such Person for Tax purposes) or Tax Return with respect to such Taxes (a “Tax Contest”) related to any Pre-Closing Tax Period (a “Pre-Effective Time Tax Contest”), Buyers shall notify Seller within ten (10) days of receipt of such notice; provided, that the failure of Buyers to give notice of a Pre-Effective Time Tax Contest as provided in this Section 7.11(d) shall not relieve the Seller of its obligations under this Agreement except to the extent Seller is prejudiced by such failure. Seller shall have the option, at its sole cost and expense, to control any such Pre-Effective Time Tax Contest and may exercise such option by providing written notice to Buyers within fifteen (15) days of receiving notice of such Pre-Effective Time Tax Contest from Buyers; provided, that if Seller exercises such option, Seller shall (i) keep Buyers reasonably informed of the progress of such Pre-Effective Time Tax Contest; (ii) permit Buyers (or Buyers’ counsel) to participate, at Buyers’ sole cost and expense, in such Pre-Effective Time Tax Contest, including in meetings with the applicable Governmental Entity; and (iii) not settle, compromise and/or concede any portion of such Pre-Effective Time Tax Contest without the consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, Buyers receives notice of a Tax Contest related to a Straddle Period (a “Straddle Period Tax Contest”), Buyers shall notify Seller within ten (10) days of receipt of such notice; provided, that the failure of Buyers to give notice of a Straddle Period Tax Contest as provided in this Section 7.11(d)

shall not relieve the Seller of its obligations under this Agreement except to the extent Seller is prejudiced by such failure. Buyers shall control any Tax Contest other than a Pre-Effective Time Tax Contest for which Seller assumes control; provided, that with respect to a Straddle Period Tax Contest, Buyers shall: (A) keep Seller reasonably informed of the progress of such Straddle Period Tax Contest; (B) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Entity; and (C) not settle, compromise, and/or concede any portion of such Straddle Period Tax Contest for which Seller would reasonably be expected to have an indemnification obligation hereunder, or in connection with which Seller otherwise could be adversely affected, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything herein to the contrary, Seller shall control any proceeding related to Taxes payable on any Tax Returns that include Seller or any of its Affiliates (other than solely Labo) and Buyers shall have no rights with respect thereto.

Section 7.12 Employees. The covenants, agreements and terms contained in Schedule 7.12 are hereby incorporated by reference.

Section 7.13 Employee Benefits. The covenants, agreements and terms contained in Schedule 7.13 are hereby incorporated by reference.

Section 7.14 Insurance Policies.

(a) Buyers shall be solely responsible for providing insurance with respect to coverage of the Purchased Assets and the Business for any event or occurrence that occurs on or after the Closing. With respect to events, circumstances or claims relating to the Purchased Assets or the Business that occurred or existed prior to the Closing Date that (i) result or are reasonably expected to result in Losses to Buyers or Assumed Obligations, and (ii) which are covered by Seller’s or its Affiliates’ insurance policies that apply with respect to coverage of the Purchased Assets or the Business or the locations at which the Business is operated (collectively, the “Pre-Closing Insurance”), on or after the Closing, at Buyers’ reasonable written request, Seller shall continue to pursue any claims pending with Pre-Closing Insurance as of the Closing to the extent applicable to the Purchased Assets or the Business and would result or would reasonable be expected to result in Losses to Buyers or Assumed Obligations, and Seller shall make claims and use commercially reasonable efforts to recover under the Pre-Closing Insurance to the extent such coverage and limits are available with respect to the Purchased Assets or the Business under the Pre-Closing Insurance as of the date of any such claim. By requesting that Seller continue to pursue or make any claims under the Pre-Closing Insurance, Buyers agree to reimburse Seller or its Affiliates for any reasonable, documented costs incurred by any of them after requested pursuant to this Section 7.14(a), whether before, on or after the Closing, as a result of such claims and Buyers or their Affiliates shall exclusively bear the amount of any “deductibles” or net retentions associated with such claims under the Pre-Closing Insurance; provided that, for the avoidance of doubt, to the extent any such claim under Pre-Closing Insurance relates to any Excluded Liabilities or Excluded Assets, Buyers shall not have any right to request Seller to pursue such claim for such coverage and shall have no right to any proceeds therefrom. Subject to Buyers’ compliance with its indemnification obligations under this Agreement for any Assumed Obligations relating to its claim under any Pre-Closing Insurance, Seller shall hold in trust for and pay to Buyers, promptly upon receipt thereof, all proceeds, recoveries and other monies received by Seller or any of its Affiliates in connection with its claim under any Pre-Closing Insurance.

(b) Concurrently with the execution and delivery of this Agreement, Buyers have obtained and bound the Insurance Policy with respect to the representations and warranties of Seller in this Agreement and the other matters covered by such policy. In furtherance, and not in limitation of the foregoing, Buyers shall not permit the Insurance Policy to be amended or modified in a manner that adversely affects Seller in any material respect without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.

Section 7.15 Seller Marks. Buyers acknowledge and agree that (a) Seller and its Affiliates own the Seller Marks, and (b) following the Closing, none of Buyers and their Affiliates will have any right, title, or interest in the Seller Marks. Promptly following the Closing, and in any case no later than three (3) Business Days following the Closing Date, Buyers shall cause the Business to cease to hold itself out as having any affiliation with Seller or any of its Affiliates. Following the Closing, Buyers shall, as soon as practicable, but in no event later than sixty (60) days following the Closing Date, cease using any Seller Marks. In furtherance thereof, as soon as practicable but in no event later than sixty (60) days following the Closing Date, Buyers shall remove, strike over, or otherwise obliterate all Seller Marks from the Purchased Assets and all other assets and materials owned or used by Buyers, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software, and other materials and systems. Notwithstanding the foregoing, Buyers shall not be in breach of this Section 7.15 by reason of: (i) the appearance of the Seller Marks in or on written materials or other assets that are solely used for internal purposes in connection with the Purchased Assets; provided that Buyers endeavor to remove such appearances of the Seller Marks in the ordinary course of business; or (ii) the use by Buyers of the Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public the historical origins of the Business, or any other use of the Seller Marks that constitutes a “fair use” of the Seller Marks under applicable Law. Any use by Buyers of any of the Seller Marks as permitted in this Section 7.15 is subject to Buyers’ compliance with the quality control requirements and guidelines provided in writing by Seller to Buyers in effect for the Seller Marks as of the Closing Date (as may be amended in writing by Seller from time to time following the Closing). Buyers shall not use the Seller Marks in a manner that may reflect negatively on such Seller Marks or on Seller or its Affiliates.

Section 7.16 Notification of Customers. As soon as practicable following the Closing, Seller and Buyers shall use reasonable best efforts to cause to be sent to customers of the Business written notice that such customers have been transferred from Seller to a relevant Buyer. Such notice will contain such information as is required by applicable Law and be approved by Buyers and Seller, which approval will not be unreasonably withheld, conditioned or delayed.

Section 7.17 Public Statements. Seller and Buyers shall either (a) each be permitted to issue an initial press release or (b) issue an initial press release that is a joint press release, with respect to the execution of this Agreement that, in either case, is in a form reasonably agreed upon by the Parties. Following such initial press release, each Party will, and will cause its Affiliates to, consult with the other Party prior to issuing, and will consider in good faith any comments by the other Party to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the Transactions, except that Seller and its Affiliates may make: (a) announcements from time to time to its employees, customers, suppliers, owners, and other business relations and otherwise as Seller may reasonably determine is necessary to comply with applicable Law (including any securities Laws) or the requirements of any agreement to which Seller or its Affiliates is a party; and (b) any public statements in response to questions by the press, analysts, investors, or those attending industry conferences, or analyst or investor conference calls that are consistent in all material respects with any prior public disclosures regarding the Transactions. Notwithstanding the foregoing, nothing herein will prohibit any Party or its Affiliates from disclosing information (i) consistent with any information in any press release or other public announcement that was previously agreed to and disseminated in compliance with this Section 7.17, and (ii) the Parties and their Affiliates may make non-public announcements regarding this Agreement, the Ancillary Agreements and the Transactions to their and their Affiliates’ respective (A) directors, officers and employees, and (B) actual or potential direct or indirect equityholders, members, limited partners and investors without the consent of the other Party so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them, and nothing in this Section 7.17 shall require a Party to consult with the other in connection with such disclosure or in connection with obtaining the Required Regulatory Approvals.

Section 7.18 Indemnification.

(a) From and after the Closing, Seller shall indemnify, reimburse, defend and hold Buyers, their Affiliates, and their respective directors and officers, each in their capacity as such (the “Buyers Indemnified Parties”) harmless against all Losses to the extent arising out of or relating to any Excluded Liabilities, Seller’s obligations to indemnify the Buyers Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Buyers Indemnified Parties for such Losses; provided, however, for the avoidance of doubt: (i) Seller shall be responsible for paying all defense, indemnification, and settlement costs for such Losses until insurance proceeds are actually received by the applicable Buyers Indemnified Parties for such Losses; (ii) the Buyers Indemnified Parties shall not be required to advance payment for any such defense, indemnification, or settlement costs for such Losses; and (iii) any insurance proceeds paid to the applicable Buyers Indemnified Parties for any such defense, indemnification, or settlement costs for such Losses shall promptly be remitted to Seller.

(b) From and after the Closing, Buyers shall indemnify, reimburse, defend, and hold Seller, its Affiliates, and their respective directors and officers, each in their capacity as such (the “Seller Indemnified Parties” and together with the Buyers Indemnified Parties, the “Indemnified Parties”) harmless against (i) all Losses to the extent arising out of or relating to any Assumed Obligations and (ii) any Liability of Buyers and their Affiliates not related to the Business, whether arising before or after Closing. Buyers’ obligations to indemnify the Seller Indemnified Parties for such Losses shall be net of available insurance proceeds actually received by the applicable Seller Indemnified Parties for such Losses; provided, however, for the avoidance of doubt: (i) Buyers shall be responsible for paying all defense, indemnification, and settlement costs for such Losses until insurance proceeds are actually received by the applicable Seller Indemnified Parties for such Losses; (ii) Seller Indemnified Parties shall not be required to advance payment for any such defense, indemnification, or settlement costs for such Losses; and (iii) any insurance proceeds paid to the applicable Seller Indemnified Parties for any such defense, indemnification; or settlement costs for such Losses shall promptly be remitted to Buyers.

(c) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss indemnifiable pursuant to this Section 7.18. Each of the Parties shall have the right, but not the obligation, and shall be afforded the opportunity to the extent reasonably possible, to take all available steps to minimize Losses for which such Party is obligated to provide indemnification to an Indemnified Party pursuant to this Section 7.18 before such Losses are actually incurred by the Indemnified Party.

(d) Except with respect to claims for injunctive relief, specific performance, or other similar equitable remedies pursuant to Section 10.11, indemnification pursuant to this Section 7.18 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from the Excluded Liabilities and the Assumed Obligations, and none of Buyers or Seller will have any other rights or remedies in connection therewith, whether based on Contract, tort, strict liability, other Laws or otherwise.

(e) Except as set forth above or in the case of Fraud, from and after Closing, Buyers release, remise, and forever discharge Seller and all Seller Indemnified Parties from any and all Liabilities in Law or in equity, known or unknown, which any of the Buyers Indemnified Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement, the ownership, use or operation of the Purchased Assets prior to the Closing, or the condition, quality, status, or nature of the Purchased Assets prior to the Closing.

(f) The indemnities set forth in this Section 7.18 shall survive the Closing without time limit.

Section 7.19 Listed Consents.

(a) With respect to (i) each consent set forth on Schedule 7.19(a)(i) and (ii) each Hard Consent applicable to the Included Franchises, Leases and Purchased Easements set forth on Schedule 7.19(a)(ii), in each case other than Customary Post-Closing Consents (clauses (i) and (ii), collectively, the “Listed Consents”), prior to the Closing, Seller shall use commercially reasonable efforts to send to the holder of each such Listed Consent a notice in compliance with the contractual provisions applicable to such Listed Consent seeking such holder’s consent to the Transactions.

(b) If Seller fails to obtain a Listed Consent prior to Closing:

(i) Seller shall not assign any Purchased Assets (or portions thereof) affected by such unobtained Listed Consent (each such Purchased Asset, a “Nonassignable Asset”), and there will be no reduction in the Purchase Price as a result thereof;

(ii) for a period of twelve (12) months after the Closing, subject to Section 7.19(c), Seller and Buyers will use their respective commercially reasonable efforts (subject to Section 7.19(c), at the sole expense of Buyers and at no expense and without any Liability to Seller) to obtain such Listed Consents with respect to any such excluded Purchased Assets for the assignment or transfer thereof to Buyers as Buyers may reasonably request; provided that Seller will not be obligated to pay any money or incur any Liability or obligation to any Third Party from whom consent or approval is requested;

(iii) upon obtaining any Listed Consent with respect to a Nonassignable Asset, Seller shall promptly convey, transfer, assign, and deliver, or cause to be conveyed, transferred, assigned, and delivered, the Nonassignable Asset affected by such Listed Consent to Buyers at no additional cost; and

(iv) with respect to each Nonassignable Asset subject to a Listed Consent that is withheld from the Closing pursuant to Section 7.19(b)(i), during the period from and after the Closing until the earlier of: (A) the date that any such Nonassignable Asset is assigned to Buyers pursuant to Section 7.19(b)(iii) and (B) twelve (12) months from the Closing, the Parties agree that Buyers shall be provided with (x) all benefits of ownership of such Nonassignable Asset, including all proceeds, subject to the other provisions of this Agreement, as if such Nonassignable Asset had been assigned to Buyers at Closing, and Seller will use commercially reasonable efforts to enforce its and its Affiliates’ rights thereunder for the benefit of Buyers; and (y) all obligations and Losses caused by, arising out, of or resulting from such Nonassignable Asset, whether arising prior to, on, or after the Closing, subject to the other provisions of this Agreement, shall be deemed to be Assumed Obligations as if such Nonassignable Asset had been assigned to Buyers at Closing.

(c) Prior to Closing and after Closing, Seller shall use its commercially reasonable efforts to obtain the Listed Consents or any other consent or approval to be obtained in connection with this Agreement, including the Customary Post-Closing Consents; provided, however, that none of Seller or its Affiliates shall be required to incur any Liability, pay any money, or provide any other consideration in order to obtain any such Listed Consent. Buyer shall use its reasonable best efforts (without any obligation to incur any Liability, pay money, or provide any other consideration) to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 7.19; provided, that, if any money is paid, or consideration provided, by Seller to a Third Party with the consent of Buyer in order to obtain any such Listed Consent, Buyer shall reimburse Seller within ten (10) Business Days of Seller’s notice to Buyer thereof. Except as otherwise provided herein, Buyer shall reimburse Seller for any money paid, or consideration provided, by Seller to any Third Party for all fees, including, but not limited to, application fees, administration fees, or processing fees, or any other charges applicable to obtaining any Listed Consent, Customary Post-Closing Consent, or any other consent or approval to be obtained in connection with this Agreement, including, for the avoidance of doubt, all fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto, within ten (10) Business Days of Seller’s payment of money or provision of other consideration.

Section 7.20 Preferential Purchase Rights.

(a) With respect to each preferential purchase right set forth on Schedule 7.20(a) (the “Preferential Purchase Rights”), within ten (10) Business Days after the Effective Date, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right. If, prior to Closing, any holder of a Preferential Purchase Right has consummated the acquisition of the portion of the Purchased Assets to which its Preferential Purchase Right applies, then the portion of the Purchased Assets subject to such Preferential Purchase Right shall be excluded from the Purchased Assets to be assigned to Buyers at Closing (and shall be considered Excluded Assets hereunder), and the Base Purchase Price shall be reduced on a dollar-for-dollar basis by the figure corresponding to such Purchased Assets as set forth on Schedule 7.20(a). For the avoidance of doubt, Seller shall be entitled to retain or distribute all consideration paid to Seller or its Affiliates by any holder of a Preferential Purchase Right that consummates the acquisition of any portion of the Purchased Assets subject to any Preferential Purchase Right prior to or on the Closing Date.

(b) If, as of Closing: (i) any holder of a Preferential Purchase Right has waived such Preferential Purchase Right; (ii) the period to exercise such Preferential Purchase Right has expired without exercise or waiver thereof; or (iii) the holder of any Preferential Purchase Right to purchase any Purchased Asset validly exercises such Preferential Purchase Right prior to Closing but refuses or fails to consummate the purchase of such Purchased Asset prior to Closing, then, in each case, the Purchased Assets subject to such Preferential Purchase Right shall nevertheless be included in the Purchased Assets to be assigned to Buyers at Closing, and (A) Buyers shall be deemed to have assumed any and all Liabilities with respect to such Preferential Purchase Right as part of the Assumed Obligations hereunder, including the obligation to comply with the terms of such Preferential Purchase Right and (B) Buyers shall have no claim against, and hereby release and indemnify the Seller Indemnified Parties from, any Liability with respect to such Preferential Purchase Right.

Section 7.21 Intercompany Accounts; Tax Sharing Agreements. Prior to the Effective Time, Seller shall cause (a) all intercompany payables, receivables, and loans between the Business, on the one hand, and Seller and its Affiliates, on the other hand, to be settled or cancelled and (b) all Tax sharing, indemnification, allocation or similar agreements between Labo or the Business, on the one hand, and Seller or any of its Affiliates (other than Labo), on the other hand, to be terminated and, after the Closing, neither Buyers nor Labo shall be bound thereby or have any liability thereunder.

Section 7.22 Wrong Pockets. If at any time during the five (5) year period after the Closing:

(a) (i) Seller or any of its Affiliates receives or identifies any property, right, or other asset or amount held by Seller or its Affiliates that is a Purchased Asset or is otherwise properly due and owing to Buyers (including a Purchased Asset) or (ii) Buyers or any of their Affiliates pays any amounts in respect of any Liability of Seller or any of its Affiliates, then, in each case of clauses (i) and (ii), Seller promptly shall and shall cause its Affiliates to, as applicable, assign, transfer, remit, or pay, or cause to be assigned, transferred, remitted, or paid, as applicable, such property, rights or other asset or amount, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting, or obtaining such property, right, or other asset or amount to Buyers or any of their Affiliates for no further consideration than as set forth in this Agreement and (2) hold such Purchased Asset in trust for the use and benefit and burden of Buyers or an Affiliate of Buyers designated by Buyers until Seller or its applicable Affiliate effects such conveyance, transfer or assignment; or

(b) (i) Buyers or any of their Affiliates receives or identifies any property, right, or other asset or amount held by Buyers or their Affiliates that is an asset of Seller or any of its Affiliates (including an Excluded Asset), or is otherwise properly due and owing to Seller or any of its Affiliates or (ii) Seller or any of its Affiliates pays any amounts in respect of any Liability of the Business or Purchased Assets, then, in each case of clauses (i) and (ii), Buyers promptly shall assign, transfer, remit, or pay, or cause to be assigned, transferred, remitted, or paid, as applicable, such property, right, or other asset or amount to Seller or any of its Affiliates for no further consideration than as set forth in this Agreement.

(c) Without limiting the foregoing, if, following the Closing, any Purchased Asset is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly (including in preparation for the separation of the Business from Seller or its Affiliates), Seller shall, or shall cause its Affiliate to, as applicable, transfer at no cost to Buyers or any of their Affiliates such Purchased Asset to Buyers or an Affiliate designated in writing by Buyers for no further consideration than as set forth in this Agreement.

(d) Each Buyer and Seller shall, and Seller shall cause any applicable Affiliate to, cooperate with the other Party, including by using commercially reasonable efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 7.22.

Section 7.23 Litigation Defense.

(a) Third Party Claims. From and after the Closing, if Seller or any of its Affiliates is party to, or receives notice of, any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) which relates to an Assumed Obligation or a Purchased Asset, Seller shall promptly provide written notice (a “Third Party Claim Notice”) of such Third Party Claim to Buyers. Any such Third Party Claim Notice shall describe the nature, facts, and circumstances of the Third Party Claim in reasonable detail. Seller shall provide Buyers with such other information known to it or in its possession with respect to the Third Party Claim as Buyers may reasonably request. Buyers, at their sole cost and expense, shall have the right, upon written notice to Seller within thirty (30) days (or such earlier time as may be required by the nature of the Third Party Claim) of receiving a Third Party Claim Notice, to assume the defense of the Third Party Claim through counsel of its choice; provided that Seller shall be entitled to retain its own counsel, at Buyers’ expense, if: (i) upon the advice of Buyers’ counsel, a conflict of interest exists (or would reasonably be expected to arise) that would make it inappropriate for the same counsel to represent both Buyers and Seller or their respective Affiliates in connection with a Third Party Claim; or (ii) such Third Party Claim (A) seeks non-monetary relief or (B) involves criminal allegations. If Buyers assume the defense of the Third Party Claim pursuant to this Section 7.23(a), such assumption will conclusively establish for purposes of this Agreement that the Claims made in such Third Party Claim are within the scope of and subject to indemnification by Buyers.

(b) Defense of Third Party Claims. If Buyers assume the defense of a Third Party Claim pursuant to Section 7.23(a), Buyers shall keep Seller reasonably informed with respect to such defense. Seller shall, and shall cause its Affiliates to, cooperate with Buyers and their counsel, including making available to Buyers all witnesses, pertinent records, materials, and information in Seller’s possession or under Seller’s control relating thereto as is reasonably required by Buyers. Seller will have the right to participate in such defense, including appointing separate counsel; provided, that, except as set forth in Section 7.23(a), the costs of such participation shall be borne solely by Seller. Buyers shall, in consultation with Seller, make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim; provided, however, Buyers may not enter into a settlement or compromise with respect to a Third Party Claim without the prior written consent of Seller unless: (i) the sole relief provided is monetary damages that will be paid in full by Buyers, and (ii) there is no finding or admission of any violation of Law or of the rights of any Person.

(c) Failure to Assume Defense. If Buyers elect not to defend such Third Party Claim or fail to promptly notify Seller in writing of its election to defend, Seller may defend such Third Party Claim and seek indemnification for any and all Losses that would otherwise be Assumed Obligations pursuant to this Agreement and all other fees and expenses of agents, advisors, Representatives, counsel, and accountants with respect thereto; provided, however, that Seller shall not pay, compromise, settle, or otherwise dispose of such Third Party Claim without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 7.24 GSA Contract.

(a) Within fifteen (15) Business Days after Closing, Buyers or one of their Affiliates shall submit one or more notices to the responsible government contracting officer regarding Buyers or one of their Affiliates’ intention to pursue a General Services Administration Areawide Contract for the provision of natural gas service to the U.S. federal government for Louisiana and Mississippi (the “New GSA Contract”).

(b) Should the New GSA Contract be awarded and executed by Buyers or one of their Affiliates, Buyers shall within two (2) Business Days provide notice to Seller thereof.

(c) Seller and Buyers or one of their Affiliates or Subsidiaries shall enter the Subcontract Agreement upon the Closing.

(d) Seller shall not exercise its rights to terminate for convenience the portion of the GSA Contract requiring the provision of services to Louisiana or Mississippi unless the exercise of the termination for convenience will not be effective until either (i) the New GSA Contract has been awarded to Buyers or one of their Affiliates; or (ii) the Subcontract Agreement has expired or been validly terminated.

Section 7.25 Financing.

(a) Buyers shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (as reasonably determined by Buyer) to arrange the Debt Financing and the Equity Financing and to consummate the Debt Financing and the Equity Financing on the Closing Date, including using reasonable best efforts to (i) negotiate, execute and deliver definitive agreements (such definitive agreements being referred to as the “Debt Financing Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment Letters (including any “market flex” provisions applicable thereto) or, if available, on other terms and conditions that are acceptable to Buyers (including, for the avoidance of doubt, under a Permanent Financing (as defined in the Debt Financing Commitment letters) in lieu of the Debt Financing contemplated under the Debt Financing Commitment Letters); provided that such other terms and conditions (including any such terms and conditions under a Permanent Financing) would not (A) reduce the aggregate amount of the Debt Financing or the Equity Financing or (B) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would reasonably be expected to (x) make materially less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) or the Equity Financing (or satisfaction of the conditions precedent to the funding of the Equity Financing) on the Closing Date or (y) materially and adversely affect the ability of Buyers to timely consummate the Transactions, (ii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Buyers in the Debt Financing Commitment Letters that are within its or any of their Affiliates’ control, (iii) maintain in full force and effect (x) the Debt Financing Commitment Letters in accordance with the terms thereof and not cancelling any commitments thereunder (subject to Buyers’ right to replace, restate, supplement, modify, assign, substitute, waive or amend the Debt Financing Commitment Letters in accordance with this Section 7.25) and (y) the Equity Commitment Letters in accordance with the terms thereof and not cancelling any commitments thereunder, (iv) in the event that all conditions in Section 6 of each Debt Financing Commitment Letter have been satisfied or, upon funding would be satisfied, draw down upon and consummate the Debt Financing contemplated by the Debt Financing Commitment Letters to the extent necessary to consummate the transactions contemplated by this Agreement, (v) causing the full amount of the Equity Financing to be consummated upon satisfaction of the conditions in Section 2 of the Equity Commitment Letters, (vi) paying all commitment or other fees and amounts that become due and payable under or with respect to the Debt Financing Commitment Letters as they become due and payable and (vii) take such actions as are reasonably necessary to enforce their rights under or with respect to the Equity Financing, including by seeking to cause the other parties thereto to fulfill their obligations under the Equity Commitment Letters.

(b) Buyers shall, promptly following the reasonable request of Seller, keep Seller reasonably informed with respect to all material activity and developments concerning the Debt Financing. Without limiting the foregoing, Buyers agree to notify Seller promptly (i) of the entry into any material and definitive agreements related to the Debt Financing, (ii) if the commitments with respect to all or any portion of the Debt Financing shall expire or otherwise become unavailable or be terminated for any reason, (iii) of a breach, default, termination or repudiation by any party to the Debt Financing Commitment Letters of which Buyers become aware, including any Financing Source that is a party to any Debt Financing Commitment Letter notifying Buyers in writing that such Financing Source no longer intends to provide financing to Buyers on the terms set forth therein or any Buyer receiving any notice, or other communication with respect to, any actual or threatened breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter or (iv) if Buyers have concluded in good faith that they will not be able to obtain on the Closing Date all or any portion of the Debt Financing contemplated by the Debt Financing Commitment Letters (each of the foregoing, a “Debt Financing Failure Event”). In addition, Buyers will promptly provide the Seller with copies of all executed definitive agreements with respect to the Debt Financing and any information reasonably requested by the Seller relating to any Debt Financing Failure Event (provided that providing such information will not violate any applicable privilege or confidentiality obligation).

(c) Buyers shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment Letter (including (x) replacement or amendments of any Debt Financing Commitment Letter to add lenders, arrangers, agents, bookrunners, managers and other Financing Sources who had not executed the Debt Financing Commitment Letters as of the date hereof) and (y) replacements of any Debt Financing Commitment Letter in connection with any Permanent Financing (as defined in the Debt Financing Commitment Letter) or other private placement debt securities or customary debt commitment letters for private placement debt securities to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Financing Commitment Letter; provided, however, that Buyers shall not, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), agree to, or permit, any amendment, restatement, replacement, supplement or other modification of, or waiver or consent under, the Debt Financing Commitment Letters or the Equity Commitment Letters or other documentation relating to the Debt Financing or the Equity Financing if such amendment, restatement, replacement, supplement or other modification of, or waiver or consent would, taken as a whole, reasonably be expected to (i) reduce the aggregate amount of the Debt Financing or the Equity Financing or (ii) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would reasonably be expected to (x) make materially less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) or the Equity Financing (or satisfaction of the conditions precedent to the funding of the Equity Financing) on the Closing Date or (y) materially and adversely affect the ability of Buyers to timely consummate the Transactions; provided, that Buyers may amend the Debt Financing Commitment Letters to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles of comparable creditworthiness that had not executed the Debt Financing Commitment Letters as of the date of this Agreement to the extent doing so would not impose new, modified or additional conditions or expand any existing conditions to the amount, receipt or availability of the Debt Financing or result in any amendments to the Debt Financing Commitment Letters that would not otherwise be permitted without Seller’s consent; provided, further, that Buyers shall have the right to replace the Debt Commitment Letters in effect as of the date hereof (and terminate such Debt Commitment Letters in connection with such replacement) with private placement debt securities or customary debt commitment letters for private placement debt securities to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Financing Commitment Letter so long as the terms and conditions of such replacement debt securities or debt commitment letters would not (A) reduce the aggregate amount of the Debt Financing or (B) add, expand or otherwise modify the conditions precedent or contingencies to the funding on the Closing Date if such additions, expansions or modifications would reasonably be expected to (x) make materially less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date or (y) materially and adversely affect the ability of Buyers to timely consummate the Transactions. Upon any such replacement, amendment, supplement or other modification of, or waiver under, any Debt Financing Commitment Letter in accordance with this Section 7.25, the term “Debt Financing

Commitment Letters” (and consequently the terms “Debt Financing,” and “Financing” shall mean the Debt Financing contemplated by such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived), shall mean such Debt Financing Commitment Letter as so replaced, amended, supplemented, modified or waived.

(d) If any Debt Financing Failure Event occurs, Buyers shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative Financing Sources, alternative financing and on terms and in an amount sufficient to enable Buyers to consummate the Transactions and to consummate the Transactions and to pay all fees and expense reasonable expected to be incurred in connection herewith and with the Financing Commitments (“Alternative Financing”); provided that Buyers shall use reasonable best efforts to ensure that any such Alternative Financing shall not expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letters on the date hereof if such expansions would materially and adversely affect the ability of Buyers to consummate the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Financing Commitment Letters” as used in this Agreement shall be deemed to include the commitment letter(s) with respect to such Alternative Financing. Buyers shall promptly provide Seller with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing (provided that the amount of fees, flex provisions, pricing terms and pricing caps set forth in any commitment letter or any fee letter may be redacted; provided, further, that none of the redacted terms would reasonably be expected materially and adversely to (x) materially and adversely affect or delay the availability of the Alternative Financing or (y) materially and adversely affect the conditionality, availability or aggregate principal amount of the Alternative Financing).

(e) Except as otherwise permitted pursuant to this Section 7.25, none of Buyers or any of their Affiliates shall take any action that would reasonably be expected to materially impair, delay or prevent the consummation of the Debt Financing or the Equity Financing.

Section 7.26 Financing Cooperation.

(a) In connection with any contemplated obtainment of Debt Financing, prior to the Closing, at Buyers’ expense to the extent subject to the expense reimbursement provisions in Section 7.26(b), Seller shall use reasonable best efforts to provide (and shall use reasonable best efforts to cause its Representatives to provide) to Buyers (at Buyers’ sole expense) such cooperation as may be reasonably requested by Buyers to assist them in arranging and obtaining the Debt Financing, subject to Section 7.26(b). Such cooperation shall include, but not be limited to: (a) (x) furnishing on a confidential basis to Buyers and their Representatives and the Financing Sources (A) the Required Information and (B) within a reasonable time period consistent with the Seller’s past practice, such other historical financial information and other pertinent historical information reasonably available to the Seller regarding the Business, the Purchased Assets and the Assumed Obligations as may be reasonably requested by Buyers in connection with the Debt Financing and (y) reasonably cooperate to update any Required Information in order to cause such Required Information to be Compliant; provided that such assistance shall be limited solely with respect to information and data derived from the Seller’s historical books and records; (b) participation in a reasonable number (with reasonable advance notice) of meetings, presentations, road shows, due diligence sessions and drafting sessions with prospective lenders and with rating agencies, including direct contact between senior management of Seller, on the one hand, and the actual and potential Financing Sources, on the other hand, and other customary syndication activities, (c) cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitment Letters to the extent satisfaction of any such condition is within the control of Seller, (d) providing information regarding the Business, the Purchased Assets and the Assumed Obligations as may be reasonably requested by Buyers to assist Buyers in preparing materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses (registered or otherwise) and similar documents reasonably and customarily used to complete the Debt Financing, (e) using commercially reasonable efforts to assist Buyers in the preparation of customary pro forma financial statements (it being agreed that the preparation of any such pro forma financial statements will be the responsibility of Buyers and not the Seller); provided, that neither the Seller or its Representatives shall be required to provide any such assistance with respect to financial information or statements relating to (A) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto or (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; provided, further, that (x) such assistance shall be limited solely with respect to information and data derived from the Seller’s historical books and records reasonably available to the Seller and (y) neither Seller nor its Representatives shall be required to certify or attest to any such pro forma financial statements or other forecasted information, (f) to the extent required by the Financing Sources, providing customary authorization letters authorizing the distribution of information to prospective Financing Sources regarding the Business, subject to customary terms and conditions, (g) reasonably cooperating with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (h) assisting Buyer in obtaining surveys and title insurance, provided, that Seller’s cooperation with respect to title insurance shall be limited solely to providing (I) owner’s affidavits substantially in the form of Exhibit F attached hereto with respect to any interests in Owned Real Property held by the Seller, (II) evidence of corporate authority and organizational documents customarily delivered to title companies in connection with the issuance of customary owner’s title policies, and (III) customary transfer tax declaration forms and similar instruments customarily delivered in connection with the transfer of an interest in real property in the state where such real property is located, (i) assisting in the preparation of any collateral schedules pertaining to the Purchased Assets in connection with the granting of security interests by the Buyers on the Closing Date and obtaining releases of existing liens on the Purchased Assets (other than Permitted Encumbrances); provided that any granting of security interests (and perfection thereof) in collateral, obligations related to any guarantees, mortgages, other definitive financing documents or other certificates or documents and releases of liens contained in all such agreements and documents shall be, in each case, subject to the occurrence of the Closing, (i) assisting Buyer in obtaining from the Sellers’ auditors comfort letters (including as to negative assurances) in connection with the Debt Financing and (j) providing, at least five Business Days prior to the Closing Date, all documentation required with respect to Labo by applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date.

(b) Nothing in this Section 7.26 will require the Seller to (i) pay any fee or incur any other liability or obligation in connection with the Debt Financing; (ii) waive or amend any terms of this Agreement or agree to pay or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyers; (iii) approve, execute or deliver any definitive agreement (including any Debt Financing Agreement) (except, in the case of Labo, any definitive agreement that would not be effective prior to the Closing Date); (iv) give any indemnities in connection with the Debt Financing; (v) take any action that, except for the delivery of the Required Information, in the good faith determination of the Seller, would adversely or unreasonably interfere with the conduct of the business or operations of the Seller and its Affiliates or create an unreasonable risk of damage or destruction to any property or assets of the Seller or any of its Affiliates; (vi) adopt resolutions (whether by the board of directors of the Seller or otherwise) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (vii) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement to be breached, or (B) cause any conditions to Closing set forth in Article VIII to fail to be satisfied by the Termination Date or otherwise result in a breach of this Agreement; (viii) provide any financial (or other information) except for the Required Information that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of the Seller or (3) cannot be produced or provided without unreasonable cost or expense; (ix) take any action other than at Buyers’ request and with reasonable prior notice; (x) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or law to which it or its property is bound; (xi) provide access to or disclose information that the Seller determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Seller or any of its Affiliates or (xii) deliver or cause the delivery of any legal opinions. In addition, any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure reflecting Buyers or one or more Affiliates of Buyers as the obligor. Nothing in this Section 7.26 will require any Representative of the Seller or any of its Affiliates to deliver any document, or take any action that would reasonably be expected to result in any actual or potential personal liability to such Representative. Buyers shall promptly, upon request by the Seller (and in any event within ten (10) Business Days of such request), reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller or any of its Affiliates (including reasonable and documented attorneys’ fees and accountants’ fees) in connection with its cooperation contemplated by this Section 7.26.

(c) Buyers shall indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers employees and other Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Debt Financing, capital markets transactions or related transactions by Buyers in connection with financing the Transactions and any information utilized in connection therewith. This Section 7.26(c) shall survive the consummation of the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Seller and its Affiliates and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 7.26(c).

Section 7.27 Credit Support. At or prior to the Closing, each Party shall use commercially reasonable efforts to arrange for (a) substitute letters of credit, surety bonds, guarantees and other obligations to replace any Credit Support, that is (i) outstanding as of the Effective Date, including the outstanding Credit Support set forth on Schedule 7.27, or (ii) entered into in the Ordinary Course of Business during the period beginning on the Effective Date and ending on the tenth (10th) Business Day prior to the Closing Date (with respect to which, on or prior to the tenth (10th) Business Day prior to the Closing Date, Seller shall have delivered a supplement to Schedule 7.27 describing any additional Credit Support in reasonable detail) or (b) Buyers or one or more of their Affiliates to assume all of Seller’s or any of its Affiliates’ obligations under each outstanding Credit Support, including the outstanding Credit Support set forth on Schedule 7.27, obtaining from the creditor, beneficiary or other counterparty a full release (in a form reasonably satisfactory to each Party) of Seller or its Affiliates for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under such Credit Support; provided, that Buyers may elect (but shall have no obligation) to terminate (and, if Buyers do so elect, Seller shall use its reasonable best efforts to cause such termination, at Buyers’ expense, at or prior to Closing) any of the underlying Contracts, obligations or arrangements to which such outstanding Credit Support relate. Notwithstanding anything to the contrary in this Section 7.27, (A) in obtaining the release of Seller or its Affiliates from any Liability pursuant to any of the outstanding Credit Support, Buyers and their Affiliates shall not be required to (1) pay any fees, costs or expenses in connection therewith, (2) agree to any amendment of or modification to any Contract or (3) otherwise agree to enter into any Contract on terms that are materially less favorable, in the aggregate, than the terms applicable to the outstanding Credit Support, and (B) in replacing any of the Credit Support, Buyers shall be required only to furnish, obtain or post substantially equivalent credit support to the Credit Support being replaced. To the extent that Buyers have not elected to terminate the underlying Contracts, obligations or arrangements to which any outstanding Credit Support relate or the beneficiary or counterparty under any such Credit Support does not accept or Buyers are unable (after use of its commercially reasonable efforts) to implement any such substitute letter of credit, guarantee or other obligation proffered by Buyers (each such Credit Support, a “Continuing Credit Support”), Buyers shall (i) indemnify Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts actually paid in respect of which such Continuing Credit Support, including if any Continuing Credit Support is called upon and Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Continuing Credit Support and (ii) with respect to any outstanding Continuing Credit Support, continue to use commercially reasonable efforts to replace such Continuing Credit Support as contemplated by the first sentence of this Section 7.27. Notwithstanding anything in this Agreement to the contrary, (x) after the Effective Date and prior to the Closing, Buyers, on a coordinated basis with Seller, shall have the right to contact and have discussions with each beneficiary of a Credit Support in order to satisfy its obligations under this Section 7.27 and Seller shall facilitate such communications with the counterparties to the Credit Support and (y) from and after the Closing, for a period of twelve (12) months, for so long as Buyers are not in breach of its obligations with respect to Continuing Credit Support, Seller and its Affiliates shall keep in place any Continuing Credit Support until such Continuing Credit Support terminate or expire by their terms or by consent of the applicable beneficiary or are replaced pursuant to this Section 7.27.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Closing Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or, where legally permissible, waiver in writing by such Party) at or prior to the Closing of each of the following conditions:

(a) (i) The Required Regulatory Approvals (other than the approvals listed in clause (iv) of the definition of Required Regulatory Approvals) shall have been obtained and (ii) no Burdensome Condition shall exist; and

(b) No Order (whether temporary, preliminary, or permanent) which prevents the consummation of the Transactions shall have been issued and remain in effect (without limiting each Party’s obligations in this Agreement), and no Law shall have been enacted which prohibits or makes unlawful the consummation of the Transactions.

Section 8.2 Conditions to Buyers’ Closing Obligations. The obligation of Buyers to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver in writing by Buyers) at or prior to the Closing of each of the following additional conditions:

(a) Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller on or prior to the Closing;

(b) (i) The Seller Fundamental Representations, disregarding any materiality, Material Adverse Effect, material adverse effect or similar qualifications therein, shall be true and correct in all material respects as of the Effective Time (except to the extent that any such representation or warranty which by their express provisions are made as of a particular date, in which case such representation and warranty will be true and correct only as of such date) and (ii) all other representations and warranties of Seller set forth in Article V of this Agreement shall be true and correct, disregarding any materiality, Material Adverse Effect, material adverse effect or similar qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty which by their express provisions are made as of a particular date, in which case such representation or warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect;

(c) Buyers shall have received a certificate from Seller, duly executed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) Seller shall be ready, willing, and able to deliver all agreements, instruments, and documents required to be delivered by or on behalf of Seller pursuant to Section 4.2; and

(e) Since the Effective Date, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, shall have occurred.

Section 8.3 Conditions to Seller’s Closing Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver in writing by Seller) at or prior to the Closing Date of each of the following additional conditions:

(a) Buyers shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Buyers prior to the Closing;

(b) the representations and warranties of Buyers set forth in Article VI shall be true and correct, disregarding any materiality, material adverse effect or similar qualifications therein, as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty which, by their express provisions, are made as of a particular date, in which case such representation or warranty will be true and correct only as of such date), except for any failure or failures of such representations and warranties to be true and correct that do not, individually or in the aggregate, cause such representations and warranties of Buyers to be materially inaccurate taken as a whole or have a material adverse effect on the ability of Buyers to perform their obligations under this Agreement or the Ancillary Agreements or consummate the Transactions;

(c) Seller shall have received a certificate from each Buyer, duly executed by a duly authorized officer of such Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(d) Buyers shall be ready, willing, and able to deliver all agreements, instruments, and documents required to be delivered by Buyers under Section 4.3.

ARTICLE IX

SURVIVAL, TERMINATION AND OTHER REMEDIES

Section 9.1 Survival.

(a) Except in the case of Fraud, none of the representations and warranties of any Party contained in this Agreement (including any certificates to be delivered under Section 4.2(a) and Section 4.3(b) of this Agreement) shall survive the Closing. None of the covenants or obligations of any Party to this Agreement required to be performed by such Party at or before the Closing shall survive the Closing; provided, that for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Unless otherwise indicated herein, the covenants and agreements set forth in this Agreement, which by their express terms are required to be performed after the Closing, shall survive the Closing until they have been performed or satisfied. Other than in the case of Fraud, or as set forth in Section 3.4, in no event shall Seller’s aggregate liability arising out of or relating to any covenant or agreement in this Agreement exceed an amount equal to 10% of the Purchase Price.

(b) Except to the extent arising from or related to Fraud and subject to Section 7.18 and claims for injunctive relief, specific performance or other similar equitable remedies pursuant to Section 10.11, the rights provided under the Insurance Policy will be Buyers’ sole recourse for any breach of any representation and warranty contained in this Agreement (even in the event the Insurance Policy is never issued by an insurer, the Insurance Policy is revoked, cancelled, or modified in any manner after issuance for any reason, a claim is denied, in whole or in part, by any insurer under the Insurance Policy or coverage is unavailable under the Insurance Policy for any reason, including due to exclusions from coverage thereunder), and Seller will have no Liability (other than in the event of Fraud) for any breach of any representation or warranty contained in this Agreement. Nothing in this Section 9.1 will in any way be deemed to limit or modify any rights of Buyers or their Affiliates under the Insurance Policy or inhibit Buyers from obtaining any remedies they may have against any insurer under the Insurance Policy.

Section 9.2 Termination. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyers;

(b) by either Seller or Buyers by giving written notice to the other Party if the Closing shall not have occurred by the date that is fifteen (15) months after the Effective Date (the “Termination Date”), unless extended by written agreement of Seller and Buyers; provided, that if the only outstanding condition to Closing (other than any conditions that by their terms are to be satisfied at Closing and that remain capable of being satisfied) to Closing is one or more of the conditions set forth in Section 8.1(a) or Section 8.1(b), then the Termination Date shall automatically be extended by an additional six (6) months; provided, further, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was due to the material breach or violation of any of the representations, warranties, covenants, or agreements contained in this Agreement by such Party; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party during the pendency of any proceeding for specific performance of this Agreement provided by Section 10.11, and in such case, the Termination Date shall automatically be extended following completion of such proceeding such that the Termination Date shall be five (5) Business Days following the completion of such proceeding;

(c) by either Seller or Buyers by giving written notice to the other Party if: (i) any Required Regulatory Approval, other than any such approval listed in clause (iv) of the definition of Required Regulatory Approval or any approval or waiting period expiration or termination listed in clause (i) of the definition of Required Regulatory Approval, has been denied by the applicable Governmental Entity and such denial has become final and non-appealable; or (ii) any Governmental Entity in the United States has issued an Order or enacted a Law permanently restraining, enjoining, or otherwise prohibiting or making unlawful the Closing, and such Order or Law, if applicable, has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any Party if the denial, Order or Law described in clauses (i) or (ii) hereof is the result of the failure of such Party to perform or comply with any of its covenants, agreements, obligations or conditions contained in this Agreement to be performed or complied with by it prior to the Closing;

(d) by either Seller or Buyers by giving written notice to the other Party if such other Party has breached any of its representations, warranties, covenants, agreements, or other obligations in this Agreement in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VIII not to be satisfied and, except in the case of a breach of Buyers’ obligation to effect the Closing and pay the Purchase Price in accordance with the terms of Article II, such breach if of a character that is capable of being cured, has not been cured within the earlier of (i) the Termination Date and (ii) thirty (30) days after written notification thereof by the Party seeking termination hereunder; provided, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to the first Party if such breach is primarily caused by the failure of the first Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Seller, upon written notice to Buyers, if (i) all the conditions to Closing set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that, by their terms or by their nature, are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing were to occur), (ii) Seller has irrevocably certified in writing to Buyers, on or prior to the date on which the Closing is required to occur pursuant to Section 4.1, that all conditions to Closing set forth in Section 8.1 and Section 8.3 have been satisfied or, when permissible, waived (other than any such conditions which by their terms or nature are not capable of being satisfied until the Closing, each of which are, at the time that such written notice is delivered, capable of being satisfied if the Closing were to occur at the time that such written notice is delivered) and that Seller is ready, willing and able to, and will proceed with and immediately consummate, the Closing when required pursuant to Section 4.1 (such notice, a “Buyers Closing Failure Notice”), and (iii) Buyers fail to consummate the Closing within five (5) Business Days following the later of (A) the delivery of the notice described in clause (ii) and (B) by the time the Closing is required to occur pursuant to Section 4.1 (and Seller did not, in fact, prevent Buyers from consummating the Closing on a subsequent date prior to Seller’s termination of this Agreement pursuant to this Section 9.2(e)); provided, that the right to terminate this Agreement pursuant to this Section 9.2(e) will not be available to Seller if Seller is then in material breach of or there is a material failure to perform any of Seller’s material covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or if any representation or warranty contained in Article V is or becomes untrue or inaccurate in any material respect and such breach or failure to perform or such untrue or inaccurate representation or warranty would result in the failure of any condition set forth in Section 8.2 to be satisfied.

Section 9.3 Effect of Termination.

(a) In the event of any termination of this Agreement pursuant to Section 9.2, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyers and Seller under Section 1.2, Section 7.2(c), Section 7.4, Section 7.17, Section 7.18, this Section 9.3, Section 10.1, Section 10.10, Section 10.11, Section 10.12 and Section 10.17 (and any definitions in Article I referenced in any of the foregoing), and the Confidentiality Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination.

(b) Notwithstanding anything to the contrary in this Agreement, if: (i) Seller is entitled to terminate this Agreement pursuant to Section 9.2(d) or Section 9.2(e); (ii) all of the conditions precedent to the obligations of Buyers in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in such Article VIII at Closing or such conditions that are not met as a result of any breach of this Agreement by Buyers) have been met or waived by Buyers; and (iii) Seller is ready, willing, and able to perform its obligations under Section 4.2, then, Seller shall have the right to, at its option, (A) terminate this Agreement pursuant to Section 9.2(d) or Section 9.2(e) and instruct Buyers to, within two (2) Business Days following any such termination, pay to Seller or its designee in cash by wire transfer in immediately available funds to an account designated by Seller a non-refundable fee in an amount equal to ten percent (10%) of the Base Purchase Price (the “Reverse Termination Fee”) or (B) seek specific performance of Buyers pursuant to Section 10.11. The Parties acknowledge and agree that: (i) the amount of the Reverse Termination Fee represents the Parties’ reasonable estimate of Seller’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain; (ii) the delivery of the Reverse Termination Fee as liquidated damages is reasonable and does not constitute a penalty; and (iii) the Reverse Termination Fee if so accepted by Seller shall be the sole and exclusive remedy of Seller and its Affiliates against Buyers suffered as a result of the termination of this Agreement or the Financing Commitment Letters. Without limiting the foregoing, in no event shall Seller or any of its Affiliates seek to recover or be entitled to recover (including through Claim, action, suit, proceeding or otherwise), and Seller hereby covenants not to seek and shall cause its Affiliates not to seek, any other money damages or seek any other remedy or damages based on a claim at law or equity whether in contract, tort or otherwise from and against Buyers, Buyers’ Sponsors, the Debt Financing Related Parties or any of their respective former, current or future Affiliates, equityholders, general or limited partners, controlling persons, managed funds, Representatives, assignees and successors of any of the foregoing other than the Reverse Termination Fee (which shall only be payable pursuant to the terms of this Section 9.3(b)). Nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and electing to receive the Reverse Termination Fee as liquidated damages in lieu of fully prosecuting its claim for specific performance.

(c) Upon payment of the Reverse Termination Fee, by or on behalf of Buyers, neither Buyers nor any Related Party will have any further Liability relating to or arising from this Agreement, the Debt Commitment Letters or the Transactions in law or equity whether in contract, tort or otherwise. For the avoidance of doubt, in no event will Buyers (or Buyers’ Sponsors other than Delta Utilities Midco pursuant to the Limited Guarantee) be obligated to pay, or cause to paid, the Reverse Termination Fee on more than one occasion or any amounts in excess of the Reverse Termination Fee. In the event that the Closing does not occur, in no event shall Seller or any of its Affiliates be entitled to recover (nor shall Seller or any of its Affiliates seek to recover) monetary damages of any kind, including consequential, indirect, or punitive damages, from Buyers or any Related Party, taken in the aggregate, in excess of the Reverse Termination Fee. In no event shall Seller or any of its Affiliates seek to recover monetary damages from any Related Party (other than from a Guarantor as provided in the Limited Guarantee and subject to the limitations herein and therein).

(d) Except as otherwise provided in this Agreement, in the event that a Party having the right to terminate this Agreement desires to terminate this Agreement, such Party shall give the other Party written notice of such termination, specifying the basis for such termination, and this Agreement will terminate and the Transactions will be abandoned, without further action by either Party, whereupon the Liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Section 9.3. Upon any termination of this Agreement: (i) all filings, applications, and other submissions made pursuant to this Agreement, to the extent applicable and practicable, will, within a commercially reasonable time thereafter, be withdrawn by the filing Party from the Governmental Entity or other Person to which they were made; and (ii) Buyers shall return or destroy, at Buyers’ sole expense, all data and information (including all copies, extracts, and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or Representatives to Buyers or any of their Affiliates or Representatives or prepared by or on behalf of Buyers in connection with its due diligence investigation of the Transactions, in each case, in accordance with the Confidentiality Agreement and the terms of this Agreement, and an officer of Buyers shall certify same to Seller in writing.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Expenses. Buyers shall bear one hundred percent (100%) of all filing fees of either Party incurred in connection with any filings or submissions under the HSR Act or in respect of any other Required Regulatory Approvals. Further, Buyers shall bear: (a) the cost of the premium and any other fees or costs incurred by or on behalf of Buyers associated with procuring the Insurance Policy; and (b) all filing, recording, transfer, or other fees or charges of any nature in connection or otherwise payable pursuant to any provision of any Law, Order, or franchise in connection with the sale, transfer, and assignment by Seller or its Affiliates of the Purchased Assets and the Assumed Obligations to Buyers or their Affiliates. Except as provided in the foregoing, or to the extent otherwise specifically provided herein, and irrespective of whether the Transactions are consummated, all other costs and expenses incurred in connection with this Agreement and the Transactions will be borne by the Party incurring such costs and expenses, including all fees and expenses of agents, advisors, Representatives, counsel (including in connection with the preparation and prosecution of any and all applications and proceedings with respect to the Required Regulatory Approval of each Applicable Commission), and accountants.

Section 10.2 Amendment. Except as set forth in Section 7.7, Section 7.8 and Schedule 7.12(a), this Agreement may not be amended, supplemented, or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or e-mail transmission (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery), charges prepaid, and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Party:

(a)	If to Seller, to:

CenterPoint Energy, Inc.

Attn: Monica Karuturi, Executive Vice President and General Counsel

1111 Louisiana St., 47th Floor

Houston, Texas 77002

Email: monica.karuturi@centerpointenergy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Attn: Ryan Maierson; Nick Dhesi

811 Main Street, Suite 3700

Houston, Texas 77002

Email: ryan.maierson@lw.com; nick.dhesi@lw.com

(b)	if to Buyers, to:

c/o Bernhard Capital Partners

400 Convention Street, Suite 1010

Baton Rouge, Louisiana 70802

Attn: Foster Duncan; Julius Bedford; Lucie Kantrow

Email: foster@bernhardcapital.com; julius@bernhardcapital.com;

lucie@bernhardcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn: William J. Benitez, P.C.; Robert Goodin

Email: wbenitez@kirkland.com; robert.goodin@kirkland.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received: (i) when delivered by hand or transmitted by e-mail (when demonstrably transmitted from the email server of the sender and so long as such transmission does not generate an error message or notice of non-delivery); (ii) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by Contract, stock sale, operation of Law, or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, that Buyers may, without the consent of Seller, assign or delegate all or any part of their rights under this Agreement to (a) any of their lenders as collateral security for their obligations under any of their debt financing arrangements (including the lenders or other Persons providing Debt Financing) or (b) the issuer of the insurance policies that constitute the Insurance Policy; provided, however, that no such assignment shall relieve Buyers of, or constitute a discharge of, any of Buyers’ liabilities and obligations under this Agreement.

Section 10.5 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended or shall be construed to give any Person, other than the Parties, their respective successors and permitted assigns and the Indemnified Parties with respect to Section 7.18(b), any legal or equitable right, remedy, claim, or benefit under or in respect of this Agreement. Notwithstanding anything to the contrary herein (including in this Section 10.5), the Financing Sources shall be intended third party beneficiaries of and may enforce the Debt Financing Source Provisions (and any defined term or provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Debt Financing Source Provisions) and such provisions (including this Section 10.5) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of such Financing Sources.

Section 10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void, or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void, or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby. Furthermore, in lieu of such invalid, illegal, void, or unenforceable provision, there shall be added automatically as a part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal, void or unenforceable provision as may be possible so that the Transactions are fulfilled to the greatest extent possible.

Section 10.7 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.8 Counterparts. This Agreement may be executed in any number of original, PDF, or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.9 Governing Law. This Agreement and all claims or causes of action based upon, arising out of or relating to this Agreement and the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict, or choice of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware, or in the case of Claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and, in each case, appellate courts therefrom) for the purposes of any suit, Claim, or other proceeding arising out of or relating to this Agreement or any Transactions (and irrevocably agrees not to commence any Claim, suit, or proceeding relating hereto except in such courts). Each of the Parties further irrevocably agrees that service of any process, summons, notice, or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any Claim, suit, or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Claim, suit, or proceeding arising out of or relating to this Agreement or the Transactions in (x) state courts of the State of Delaware or (y) the United States District Court for the District of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Claim, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE TRANSACTIONS OR THE ANCILLARY AGREEMENTS, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF OR THEREOF.

Section 10.11 Specific Performance. Notwithstanding anything in this Agreement to the contrary: (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at law, and, therefore, in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled; (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement; and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Subject to and without limiting Section 9.3, Seller’s right to seek specific enforcement to cause the financing under the Equity Commitment Letters to be funded and/or to effect the Closing shall be subject to the following conditions: (i) all of the conditions to Closing set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing were to occur) but for the failure of the financing under the Equity Commitment Letters to be funded, (ii) Buyers fail to consummate the Closing on the date that the Closing is required to occur pursuant to Section 4.1, (iii) the proceeds of the debt financing contemplated by the Debt Commitment Letters has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the financing under the Equity Commitment Letters is funded at the Closing, and (iv) Seller delivers to Buyers a Buyers Closing Failure Notice. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, under no circumstances shall Seller be entitled to receive both a grant of specific performance to require Buyers to consummate the Closing and payment of the Reverse Termination Fee. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Buyers’ or their Affiliates’ respective rights under the Debt Commitment Letters or any other agreements with any Debt Financing Source relating to the Debt Financing.

Section 10.12 No Special Damages; Sole and Exclusive Remedy.

(a) In no event shall either Party be liable for (i) special, punitive, exemplary, incidental, consequential, or indirect damages; (ii) lost profits or lost business, loss of enterprise value, diminution in value, damage to reputation, or loss of goodwill; or (iii) damages calculated based on a multiple of profits, revenue, or any other financial metric hereunder, in each case, except to the extent payable by the Indemnified Party to a Third Party in connection with a matter for which such Indemnified Party is otherwise entitled to indemnification under Article IX.

(b) Furthermore, Buyers and Seller acknowledge and agree that:

(i) the Parties have voluntarily agreed to define their rights, Liabilities, and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the Transactions;

(ii) except as otherwise provided in this Agreement and subject to Section 9.2(c), the sole and exclusive remedies for any breach of the terms and provisions of this Agreement, or any action otherwise arising out of or related to the Transactions, shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(iii) the provisions of and the limited remedies provided in this Section 10.12 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(iv) after the Closing, no Party or its Affiliates may seek the rescission of the Transactions; and

(v) the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 10.13 Exhibits and Schedules.

(a) All Exhibits and Schedules and the Seller Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

(b) Any disclosure made by Seller in the Seller Disclosure Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Seller Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement nor shall such information be deemed to establish a standard of materiality.

Section 10.14 Headings. The table of contents and Section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.16 No Recourse. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, this Agreement and the Ancillary Agreements may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Ancillary Agreements, or the Transactions may only be brought against, the Persons that are expressly named as parties hereto or thereto, and then only with respect to, and to the extent of, the specific obligations set forth herein and therein with respect to such party. Except to the extent a named party to this Agreement or the Ancillary Agreements (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the Ancillary Agreements, and not otherwise), no past, present, or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor, or assignee of any party to this Agreement, nor any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partner, stockholder, investor, or assignee of any of the foregoing, shall have any Liability or obligation (whether in contract, tort, equity, or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or Liabilities of Seller or Buyers under this Agreement or the Ancillary Agreements (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the Transactions. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of Buyers or any of their Affiliates in respect of Fraud.

Section 10.17 Transaction Privilege. Seller and/or certain of its Affiliates have engaged Latham & Watkins LLP (“L&W”) as their legal counsel in connection with the Transactions. By entering into this Agreement, Buyers and their Affiliates: (a) consent to the continued representation of Seller and certain of its Affiliates by L&W in connection with the Transactions; and (b) waive any actual or alleged conflict of L&W that may arise from L&W’s representation of Seller and certain of its Affiliates in connection with the Transactions. This consent and waiver extend to L&W representing Seller and certain of its Affiliates against Buyers and their Affiliates in litigation, arbitration, or mediation in connection with this Agreement or the Transactions. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any confidential information.

Section 10.18 Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any Claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Financing Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, shall be exclusively governed by the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Financing Commitment Letters, (i) the Parties hereby acknowledge and agree that no Party or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders or any successors or assigns of any of the foregoing (x) shall have any rights or claims against any Financing Sources or their Affiliates or Representatives in any way relating to this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the Transactions, or in respect of any other document or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (y) agrees not to commence any Claim against any Financing Sources or their Affiliates or Representatives in connection with this Agreement, the Debt Financing, the Debt Financing Commitment Letters or any of the Transactions, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, and (ii) no Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders or any successors or assigns of any of the foregoing for any Liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of, this provision. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its Affiliates or Representatives (or any other Person) be entitled to, or permitted to seek, specific performance in respect of any Financing Source or Buyers’ or their Affiliates’ respective rights under the Debt Financing Commitment Letters or any other agreements with any Financing Source relating to the Debt Financing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Darin M. Carroll
Name:	Darin M. Carroll
Title:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

DELTA UTILITIES NO. LA, LLC

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Treasurer

DELTA UTILITIES S. LA, LLC

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Treasurer

DELTA UTILITIES MS, LLC

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Treasurer

DELTA SHARED SERVICES CO., LLC

By:	/s/ Timothy J. Poche
Name:	Timothy J. Poche
Title:	Treasurer

Signature Page to Asset Purchase Agreement